Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

CIVISTA BANCSHARES, INC.,

CIVISTA BANK,

UNITED COMMUNITY BANCORP,

and

UNITED COMMUNITY BANK

Dated as of March 11, 2018

3.8 Absence of Certain Changes or Events	16

3.9 Legal Proceedings	16

3.10 Taxes and Tax Returns	16

3.11 Employees	18

3.12 Compliance with Applicable Law	23

3.13 Certain Contracts	24

3.14 Agreements with Regulatory Agencies	25

3.15 Risk Management Instruments	26

3.16 Environmental Matters	26

3.17 Investment Securities and Commodities	27

3.18 Real Property	27

3.19 Corporate Records	28

3.20 Intellectual Property	28

3.21 Information Technology	29

3.22 Related Party Transactions	29

3.23 State Takeover Laws	29

3.24 Reorganization	29

3.25 Opinion	29

3.26 Loan Portfolio	30

3.27 Insurance	31

3.28 No Investment Adviser Subsidiary	32

3.29 No Broker-Dealer Subsidiary	32

3.30 No Insurance Subsidiary	32

3.31 Deposits	32

3.32 No Other Representations or Warranties	32

3.33 Material Misstatements or Omissions	33

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT	33

4.1 Corporate Organization	33

4.2 Capitalization	34

4.3 Authority; No Violation	36

4.4 Consents and Approvals	37

4.5 Reports	37

4.6 Financial Statements	38

4.7 Broker’s Fees	40

4.8 Absence of Certain Changes or Events	40

4.9 Legal Proceedings	40

4.10 Compliance with Applicable Law	41

4.11 Agreements with Regulatory Agencies	42

4.12 Information Technology	42

4.13 Reorganization	42

4.14 Opinion	42

4.15 Financing	43

4.16 No Other Representations or Warranties	43

4.17 Material Misstatements or Omissions	43

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS	45

5.1 Conduct of Business Prior to the Effective Time	45

5.2 Seller Forbearances	45

5.3 Parent Forbearances	50

ARTICLE VI. ADDITIONAL AGREEMENTS	51

6.1 Regulatory Matters	51

6.2 Access to Information	54

6.3 Shareholder Approvals	55

6.4 Legal Conditions to Merger	57

6.5 Stock Exchange Listing	57

6.6 Employees; Employee Benefit Plans	57

6.7 Indemnification; Directors’ and Officers’ Insurance	61

6.8 Termination of Agreements	62

6.9 Advice of Changes	63

6.10 Board Members; Advisory Board	63

6.11 Acquisition Proposals	63

6.12 Public Announcements	66

6.13 Change of Method	66

6.14 Restructuring Efforts	66

6.15 Takeover Statutes	66

6.16 Exemption from Liability Under Section 16(b)	67

6.17 Litigation and Claims	67

6.18 Disclosure Supplements	67

ARTICLE VII. CONDITIONS PRECEDENT	67

7.1 Conditions to Each Party’s Obligation to Effect the Merger	67

7.2 Conditions to Obligations of Parent	68

7.3 Conditions to Obligations of Seller	69

ARTICLE VIII. TERMINATION	70

8.1 Termination	70

8.2 Effect of Termination	73

ARTICLE IX. GENERAL PROVISIONS	74

9.1 Nonsurvival of Representations, Warranties and Agreements	74

9.2 Amendment	74

9.3 Extension; Waiver	74

9.4 Expenses	75

9.5 Notices	75

9.6 Interpretation	76

9.7 Counterparts	77

9.8 Entire Agreement	77

9.9 Governing Law; Jurisdiction	77

9.10 Waiver of Jury Trial	78

9.11 Assignment; Third Party Beneficiaries	78

9.12 Specific Performance	78

9.13 Severability	79

9.14 Delivery by Facsimile or Electronic Transmission	79

9.15 Further Assurances	79

EXHIBIT A — FORM OF SELLER VOTING AGREEMENT

EXHIBIT B — FORM OF PARENT VOTING AGREEMENT

EXHIBIT C — FORM OF BANK MERGER AGREEMENT

v

INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	6.11(f)(i)
affiliate	9.6
Agreement	Preamble
Articles of Merger	1.3
Average Closing Price	8.1(h)
Bank Merger	1.11
Bank Merger Act	4.4
Bank Merger Agreement	1.11
Bank Merger Certificates	1.11
BHC Act	4.1(a)
business day	9.6
CAA	3.16
Cash Consideration	1.6(a)(i)
CERCLA	3.16
Certificate of Merger	1.3
Chosen Courts	9.9(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	6.2(b)
Conversion	6.2(d)
CWA	3.16
Depositary Shares	4.2(a)
Determination Date	8.1(h)
Determination Period	8.1(h)
Effective Time	1.3
Effective Time Value	1.7(a)
Enforceability Exceptions	3.3(a)
Environmental Law	3.16
ERISA	3.11(a)
ESOP	3.11(q)
ESOP Trustee	6.6(f)
ESOP Vote	6.6(f)
Exception Shares	1.6(a)
Exchange Act	3.4
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.6(a)(ii)
Excluded Shares	1.6(a)
Exit Action	6.11(d)
FDIC	3.4
Federal Reserve Board	3.4
Final Index Price	8.1(h)
GAAP	3.1(a)

Governmental Entity	3.4
Hazardous Materials	3.16
HOLA	3.1(a)
Holder	2.2(a)
HSR Act	3.4
IBCL	1.1
Include	9.6
Index Group	8.1(h)
Index Price	8.1(h)
Indiana Business Combinations Statute	3.23
Indiana Secretary of State	1.3
Intellectual Property	3.20
Investment Advisers Act	3.28(a)
IRS	3.10(a)
knowledge of Parent	9.6
knowledge of Seller	9.6
Liens	3.2(c)
Loans	3.26(a)
made available	9.6
Material Adverse Effect	3.1(a)
Materially Burdensome Regulatory Condition	6.1(c)
Merger	Recitals
Merger Consideration	1.6(a)
Multiemployer Plan	3.11(h)
Multiple Employer Plan	3.11(h)
NASDAQ	3.2(b)
New Certificates	1.6(b)
New Plans	6.6(b)
Notice Period	6.11(d)(ii)
OCC	3.4
ODFI	4.4
OGCL	1.1
Ohio Secretary	1.3
Old Certificate	1.6(b)
Open Tax Year Period	3.10(a)
Parent	Preamble
Parent Articles	1.8
Parent Bank	Preamble
Parent Common Stock	1.5
Parent Disclosure Schedule	Article IV
Parent Equity Awards	4.2(a)
Parent Financial Statements	4.6(a)
Parent Meeting	6.3(c)
Parent Preferred Stock	1.5
Parent Ratio	8.1(h)(i)
Parent Regulations	1.9

Parent Regulatory Agreement	4.11
Parent Restricted Stock Award	4.2(a)
Parent SEC Reports	4.5(b)
Parent Stock Options	4.2(a)
Parent Stock Plans	4.2(a)
Parent Subsidiary	4.1(b)
PBGC	3.11(g)
Permitted Encumbrances	3.18
person	9.6
PPACA	3.11(s)
Premium Cap	6.7(b)
Proxy Statement	3.4
RCRA	3.16
Regulatory Agencies	3.5(a)
Related Person	5.2(z)
Representatives	6.11(a)
Requisite Parent Vote	4.3(a)
Requisite Regulatory Approvals	7.1(e)
Requisite Seller Vote	3.3(a)
S-4	3.4
SEC	3.4
Securities Act	3.2(a)
Seller	Preamble
Seller Articles	3.1(a)
Seller Bank	Preamble
Seller Bank Deposit Liabilities	3.31
Seller Benefit Plans	3.11(a)
Seller Bylaws	3.1(a)
Seller Common Stock	1.6(a)
Seller Contract	3.13(b)
Seller Disclosure Schedule	Article III
Seller Equity Awards	2.2(g)
Seller ERISA Affiliate	3.11(a)
Seller Financial Statements	3.6(a)
Seller Indemnified Parties	6.7(a)
Seller Leased Properties	3.18
Seller Meeting	6.3(a)
Seller Owned Properties	3.18
Seller Preferred Stock	3.2(a)
Seller Qualified Plans	3.11(d)
Seller Real Property	3.18
Seller Regulatory Agreement	3.14
Seller Restricted Stock Award	1.7(b)
Seller SEC Reports	3.5(b)
Seller Stock Option	1.7(a)
Seller Stock Plan	1.7(d)

Series A Stock	4.2(a)
Series B Stock	4.2(a)
Simultaneous Conversion Election	6.2(d)
Starting Index Price	8.1(h)
Starting Price	8.1(h)
Stock Consideration	1.6(a)(ii)
Subsidiary	3.1(a)
Superior Proposal	6.11(f)(ii)
Surviving Corporation	Recitals
Takeover Statutes	3.23
Tax	3.10(b)
Tax Return	3.10(c)
Termination Date	8.1(c)
Termination Fee	8.2(b)(i)
the date hereof	9.6
Treasury Stock	1.6(a)
Voting Agreement	Recitals

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 11, 2018 (this “Agreement”), is entered into by and between Civista Bancshares, Inc., an Ohio corporation (“Parent”); Parent’s wholly owned subsidiary, Civista Bank, a commercial savings bank chartered under the laws of the State of Ohio (“Parent Bank”); United Community Bancorp, an Indiana corporation (“Seller”); and Seller’s wholly owned subsidiary, United Community Bank, a savings bank chartered under the laws of the United States (“Seller Bank”).

RECITALS:

WHEREAS, the Boards of Directors of Parent and Seller have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Seller will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, a condition to the willingness of Parent and Seller to enter into this Agreement, each executive officer and each member of the Board of Directors of Seller has entered into an agreement dated as of the date hereof and substantially in the form of Exhibit A hereto, pursuant to which he or she will vote his or her shares of Seller Common Stock, and each member of the Board of Directors of Parent has entered into an agreement dated as of the date hereof and substantially in the form of Exhibit B hereto, pursuant to which he or she will vote his or her shares of Parent Common Stock, in favor of this Agreement and the transactions contemplated hereby (each a “Voting Agreement”); and

WHEREAS for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I. THE MERGER

1.1 The Merger.

Subject to the terms and conditions of this Agreement, in accordance with Ohio Revised Code Chapter 1701, the Ohio General Corporation Law (the “OGCL”), and Article I of Title 23 of the Indiana Code (the “IBCL”), at the Effective Time, Seller shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Seller shall terminate.

1.2 Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, at the offices of Tucker Ellis LLP, on a date that shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and Seller. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time.

Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent and Seller shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Ohio (the “Ohio Secretary”) and Articles of Merger (the “Articles of Merger”) with the Secretary of State of the State of Indiana (the “Indiana Secretary of State”). The Merger shall become effective as of the date and time specified in the Certificate of Merger or, if no such date and time are specified, shall become effective upon filing of the Certificate of Merger (such date and time, the “Effective Time”).

1.4 Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the OGCL and the IBCL.

1.5 Parent Stock.

At and after the Effective Time, each common share, without par value, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of the Surviving Corporation and shall not be affected by the Merger; and each preferred share, without par value, of Parent (the “Parent Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding preferred share of the Surviving Corporation and shall not be affected by the Merger.

1.6 Conversion of Seller Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Seller or the holder of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of Seller issued and outstanding immediately prior to the Effective Time (the “Seller Common Stock”), except for (1) shares of Seller Common Stock owned by Seller as treasury stock (“Treasury Stock”) or (2) shares of Seller Common Stock owned by Seller or Parent (together with the Treasury Stock, the “Excluded Shares”) (other than shares of Seller Common Stock held in any Seller Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted (collectively, the “Exception Shares”)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following (the “Merger Consideration”), without interest,

(i)	$2.54 in cash (the “Cash Consideration”); and

(ii)	1.027 (the “Exchange Ratio”) common shares (the “Stock Consideration”) of Parent, it being understood that upon the Effective Time, pursuant to Section 1.5, the Parent Common Stock, including the shares issued to former holders of Seller Common Stock as Merger Consideration, shall be the common stock of the Surviving Corporation.

(b) All of the shares of Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock, including, for this purpose, any restricted stock outstanding pursuant to a Seller Restricted Stock Award as evidenced by a certificate (each, an “Old Certificate”; it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry accounts evidencing ownership of shares of Seller Common Stock) shall thereafter represent only the right to receive (i) the Merger Consideration in accordance with, and subject to, Section 1.6(a), (ii) cash in lieu of any fractional shares that the shares of Seller Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.6 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2(b). Old Certificates previously representing shares of Seller Common Stock shall be exchanged for (i) evidence of shares in book entry form or at Parent’s option, certificates (collectively referred to herein as “New Certificates”), representing the Stock Consideration, (ii) cash in lieu of fractional shares issued in consideration therefor, and (iii) the Cash Consideration, upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Seller Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Seller Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Excluded Shares (other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.7 Treatment of Seller Equity Awards.

(a) Immediately prior to the Effective Time, each option to acquire shares of Seller Common Stock that is outstanding and unexercised immediately prior thereto (“Seller Stock Option”), pursuant to the terms of the Seller Stock Plans and the option surrender agreement, shall automatically become vested and shall be cancelled and, subject to Parent’s receipt of an option surrender agreement in a form acceptable to Seller and Parent, converted into the right to receive from Seller Bank the amount by which the sum of $2.54 and the Effective Time Value per share exceeds the exercise or strike price of such Seller Stock Option. The number and terms of Seller Stock Options will not exceed or differ from the number and terms disclosed in Section 3.2(a) of the Seller Disclosure Schedule. If the exercise price of a Seller Stock Option equals or exceeds the sum of $2.54 and the Effective Time Value, such Seller Stock Option will be cancelled without any payment in exchange. Seller Bank shall be entitled to deduct and withhold from any amounts payable in respect of any Seller Stock Option all such amounts as Seller Bank is required to deduct and withhold under the Code or any provisions of state, local, or foreign Tax law. “Effective Time Value” means the product of (A) the average of the per share closing price of a share of Parent Common Stock on the NASDAQ (as reported in the Wall Street Journal, or, if not reported therein, in another authoritative source) during the five (5) consecutive full trading days ending on the trading day prior to the Effective Time and (B) the Exchange Ratio.

(b) At the Effective Time, any vesting restrictions on each share of restricted stock outstanding immediately prior thereto pursuant to the Seller Stock Plans (“Seller Restricted Stock Award”) shall automatically lapse and shall be treated as issued and outstanding shares of Company Common Stock for the purposes of this Agreement, including but not limited to, the provisions of Section 1.6. Promptly, and in any event within five (5) business days following the Effective Time, Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of any Seller Restricted Stock Award all such amounts as Parent is required to deduct and withhold under the Code or any provisions of state, local, or foreign Tax law, with such amounts, if any, first being deducted from the cash portion of the Merger Consideration, if any, due to such holder.

(c) At or prior to the Effective Time, Seller, the Board of Directors of Seller and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7.

(d) For purposes of this Agreement, the “Seller Stock Plans” means the Seller 2006 Equity Incentive Plan and Seller 2014 Equity Incentive Plan, and “Seller Stock Plan” means either of such plans, as applicable.

1.8 Articles of Incorporation of Surviving Corporation.

At the Effective Time, the Articles of Incorporation of Parent, as amended (the “Parent Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.9 Regulations of Surviving Corporation.

At the Effective Time, the Code of Regulations of Parent, as amended and restated (the “Parent Regulations”), as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.10 Tax Consequences.

It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.11 Bank Merger.

Subject to Section 6.13, immediately following the Merger, Seller Bank will merge with and into Parent Bank (the “Bank Merger”) pursuant to an agreement and plan of merger, the form of which is attached hereto as Exhibit C (the “Bank Merger Agreement”). Subject to Section 6.13, Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Seller Bank shall cease. The parties agree that the Bank Merger shall become effective at the time specified in the Bank Merger Certificates for the Bank Merger or, if no time is specified, shall become effective upon filing. Prior to the Effective Time, Seller shall cause Seller Bank, and Parent shall cause Parent Bank, to execute a certificate of merger and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”) immediately following the Effective Time.

ARTICLE II. EXCHANGE OF SHARES

2.1 Parent to Make Merger Consideration Available.

At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company, LLC (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates (if any, and if no certificates are being issued, evidence of book entry ownership) representing the aggregate Stock Consideration to be issued pursuant to Section 1.6 and Section 1.7 and exchanged pursuant to Section 2.2(a), and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable to holders of Seller Common Stock (including any restricted stock outstanding pursuant to a Seller Restricted Stock Award) and (ii) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any future dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable or the amount of payments due under Section 1.7(a). Any interest and other income resulting from such investments shall be paid to Parent.

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Seller Common Stock (including any restricted stock outstanding pursuant to a Seller Restricted Stock Award) (a “Holder”) (i) a letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent), (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration to which such Holder shall have become entitled in accordance with, and subject to, Section 1.6(a) (including any cash in lieu of fractional shares that the shares represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement) as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such Holder shall have become entitled to receive in accordance with, and subject to, Section 1.6(a) and (ii) a check representing the amount of (A) the Cash Consideration that such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Section 1.6(a) (B) any cash in lieu of fractional shares that such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.2(e) and (C) any dividends or distributions that the Holder has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration, any cash in lieu of fractional shares, or dividends payable to Holders. Until surrendered as contemplated by Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Old Certificate until such Holder shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to the Stock Consideration that the shares of Seller Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent; provided that, when determining the fractional shares to be cashed out, all resulting fractional shares held by the same Holder shall, to the extent practicable, be combined into the greatest number of whole shares of Parent Common Stock as possible, and thereafter the holder shall receive cash in lieu of any remaining fractional share. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of Seller who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Effective Time Value by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 1.6.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller for one (1) year after the Effective Time, if Parent so elects by notice to the Exchange Agent, shall be paid to the Surviving Corporation. If Parent so elects, any former shareholders of Seller who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of

Seller Common Stock (including any restricted stock outstanding pursuant to a Seller Restricted Stock Award) such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Seller, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Seller Common Stock, Exception Shares, Seller Stock Options or Seller Restricted Stock Awards (Seller Stock Options and Seller Restricted Stock being referred to as the “Seller Equity Awards”) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Seller Common Stock or Seller Equity Award in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the applicable Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Parent as set forth in this Article III, except as disclosed in the disclosure schedule delivered by Seller to Parent concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (b) any disclosures made with respect to a section of this Article III shall be deemed to qualify (i) any other section of this Article III specifically referenced or cross-referenced and (ii) any other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

3.1 Corporate Organization.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is registered with the Federal Reserve Board as a savings and loan holding company under the Home Owners Loan Act (“HOLA”). Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Seller. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, Seller or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, or changes in interest rates or general economic conditions, (B) changes, after the date hereof, in laws, rules or regulations, or interpretations thereof by courts or Governmental Entities, that apply to financial and/or depository institutions and/or their holding companies generally, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) the failure, in and of itself, to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common stock, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (F) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order initiated other than by a party to this Agreement that in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions this Agreement contemplates, (G) actions or omissions taken pursuant to the written consent or request of Parent, in the case of Seller, or the written consent or request of Seller, in the case of Parent, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement (H) public disclosure of any matter to the extent that (1) it is disclosed in reasonable detail in the party’s disclosure schedule delivered to the other party pursuant to this Agreement or in the Parent Financial Statements or Seller Financial Statements for periods prior to the date of this Agreement, as applicable, and (2) such disclosed matter does not worsen in a materially adverse manner; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank, trust or other organization, whether incorporated or unincorporated, that is (x) consolidated with such party for financial reporting purposes or (y) directly or indirectly (through one or more intermediaries) controlled by or owned more than fifty percent by such party. True and complete copies of the Articles of Incorporation of Seller (the “Seller Articles”) and the Bylaws of Seller (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Seller to Parent.

(b) Each Subsidiary of Seller (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Seller and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Seller to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 3.1(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Seller as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Seller other than the Subsidiaries of Seller.

3.2 Capitalization.

(a) The authorized capital stock of Seller consists of twenty-five million 25,000,000 shares of Seller Common Stock, and one million (1,000,000) shares of serial preferred stock, par value, $0.01 per share (“Seller Preferred Stock”). No shares or other voting securities of Seller are issued, reserved for issuance or outstanding, other than (i) 4,472,023 shares of Seller Common Stock issued and outstanding, which number includes 41,841 shares of Seller Common Stock granted in respect of outstanding Seller Restricted Stock Awards, (ii) 212,563 shares of Seller Common Stock reserved for issuance upon the exercise of outstanding Seller Stock Options, and (iii) 931,945 shares of Seller Common Stock held in treasury. Since December 31, 2017 through the date hereof, Seller has not issued or repurchased any Seller Common Stock, other shares of its capital stock or other voting securities or securities convertible or exchangeable into, or exercisable for, Seller Common Stock, shares of its capital stock or other voting securities or any options, warrants, or other rights of any kind to acquire Seller Common Stock, any shares of its capital stock or other voting securities of Seller. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Seller may vote are issued or outstanding. There are no contractual obligations of Seller or its Subsidiaries pursuant to which Seller or its Subsidiaries could be required to register shares of capital stock or other securities of Seller or its

Subsidiaries under the Securities Act of 1933, as amended (the “Securities Act”). No trust preferred or subordinated debt securities of Seller or any of its Subsidiaries are issued or outstanding. Other than Seller Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Seller to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of capital stock or voting securities of Seller or any security exercisable for, exchangeable for, or convertible into shares of capital stock or voting securities of Seller. Section 3.2(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Seller Equity Awards outstanding as of [December 31, 2017], specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such Seller Equity Award, (C) the grant date of each such Seller Equity Award, (D) the Seller Stock Plan under which such Seller Equity Award was granted, (E) the exercise price for each such Seller Equity Award that is a Seller Stock Option, and (F) the expiration date of each such Seller Equity Award that is a Seller Stock Option. Other than the Seller Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Seller or any of its Subsidiaries) are outstanding.

(b) Except as set forth in Section 3.2(b) of the Seller Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Seller or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Seller Common Stock or other equity interests of Seller. As of the date of this Agreement, Seller does not have in effect a “poison pill” or similar shareholder rights plan (other than any such plan as to which the rights granted thereunder have expired). Seller’s Shareholders are not entitled to dissenters’ rights under IBCL Chapter 23-1-44, because the shares of Seller Common Stock are traded on the NASDAQ Stock Market LLC (“NASDAQ”).

(c) Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Subsidiaries of Seller, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Seller has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Seller. The Board of Directors of Seller has

determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Seller and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Seller’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of holders of Seller Common Stock who are entitled to cast at least a majority of the total votes that all holders of Seller Common Stock are entitled to cast on the matter (the “Requisite Seller Vote”), and (ii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Seller Bank and Seller as its sole shareholder, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions and their holding companies or the rights of creditors generally and subject to general principles of equity, whether applied in a court of law or a court of equity (the “Enforceability Exceptions”)).

(b) Neither the execution, delivery and performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, will (i) violate any provision of the Seller Articles or the Seller Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b)(ii)(y) of the Seller Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4 Consents and Approvals.

Except for (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the HOLA, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Federal Deposit Insurance Corporation (“FDIC”), and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on (or that should be listed on) Section 4.4 of the Parent Disclosure Schedule, and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 in which a proxy statement relating to the meeting of Seller’s Shareholders to be held in connection with this Agreement (the “Proxy Statement”) will be included as part of a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL and with Indiana Secretary of State pursuant to the IBCL and the filing of the Bank Merger Certificates, (vii) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or NASDAQ (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Seller of this Agreement or (B) the consummation by Seller of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of Seller, there is no reason related to Seller why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports.

(a) Seller and each of its Subsidiaries have timely filed (or furnished as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since July 1, 2012 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority, and (vii) NASDAQ (collectively “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith, except in any case which failures to file (or furnish reports, registrations and statements), or pay such fees and assessment, that would not reasonably be likely, either individually or in the aggregate, to have a material effect on Seller’s compliance with requirements of the Regulatory Agencies. All such reports, registrations and statements, together with any amendments made with respect thereto, complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such reports, registrations and statements were filed and contained in all material respects the information required to be stated therein. Except for examinations of Seller and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Seller, threatened any investigation into the business or operations of Parent or any of its Subsidiaries since July 1, 2012. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Seller or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be since July 1, 2012 (the “Seller SEC Reports”), is publicly available. No such Seller SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Seller SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Seller has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by, the SEC with respect to any of the Seller SEC Reports.

3.6 Financial Statements.

(a) The financial statements of Seller and its Subsidiaries included (or incorporated by reference) in the Seller SEC Reports (including the related notes, where applicable) (the “Seller Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Seller and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Seller and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller and its Subsidiaries have been since July 1, 2012, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No auditing firm has resigned (or informed Seller that it intends to resign) or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Seller nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Seller included in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries or accountants or vendors in the ordinary course of business (including all means of access thereto and therefrom). With respect to service provider oversight, Seller’s and Seller Bank’s information security program service conforms in all material respects with the following to the extent applicable: Interagency Guidelines Establishing Information Security Standards, 12 CFR Part 225 Appendix F; OCC Bulletin 2013-29, OCC Bulletin 2017-21; Federal Reserve System “Guidance on Managing Outsourcing Risk,” December 5, 2013 (attached to FRB SR 13-19); and The Federal Financial Institutions Examination Council “Information Security Booklet” as revised September 2016 and announced in Federal Reserve System SR 16-14. Seller (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Seller, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of Seller’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Seller, any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting. These disclosures were made in writing by management to Seller’s auditors and audit committee and a copy has previously been made available to Parent. To the knowledge of Seller, there is no reason to believe that Seller’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since July 1, 2012, (i) neither Seller nor any of its Subsidiaries, nor, to the knowledge of Seller, any director, officer, auditor, accountant or representative of Seller or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Seller, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and

(ii) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Board of Directors of Seller or any committee thereof or to the knowledge of Seller, to any director or officer of Seller.

3.7 Broker’s Fees.

Neither Seller, nor any Subsidiary of Seller, nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Keefe, Bruyette & Woods, Inc. pursuant to a letter agreement, a true and complete copy of which has been previously provided to Parent.

3.8 Absence of Certain Changes or Events.

(a) Since June 30, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

(b) Since June 30, 2017, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Seller and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Section 3.9(a) of the Seller Disclosure Schedule lists all legal, administrative, arbitral or other proceedings, claims, actions, or governmental regulatory investigations of any nature that are pending, or to the knowledge of Seller, threatened against Seller or any of its subsidiaries. Neither Seller nor any of its Subsidiaries is a party to any, and there are no pending or, to knowledge of Seller, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or any of its Subsidiaries or any of their current or former directors or executive officers that, if adversely determined against Seller or Seller Bank, (i) would have a Material Adverse Effect on Seller or Seller Bank or (ii) would prevent, impede or delay the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Seller, any of its Subsidiaries or the assets of Seller or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) Each of Seller and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which

Tax Returns are required to be filed by it, and all such Tax Returns are complete and accurate in all material respects. Neither Seller nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Seller and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or accurately accrued as liabilities on the balance sheet of Seller and its Subsidiaries, and each of Seller and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Seller nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Seller and its Subsidiaries for all years up to and including June 30, 2011 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Seller or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Seller and its Subsidiaries or the assets of Seller and its Subsidiaries. Since July 1, 2013, (such period, the “Open Tax Year Period”), neither Seller nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Seller or any of its Subsidiaries was required to file any Tax Return that was not filed. Seller has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed during the Open Tax Year Period. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Seller and its Subsidiaries). Neither Seller nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (B) has any liability for the Taxes of any person (other than Seller or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Seller nor any of its Subsidiaries has been, since July 1, 2013 or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Seller nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time since July 1, 2011, has Seller been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Seller nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code, executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Seller Disclosure Schedule sets forth a correct and complete list of all Seller Benefit Plans. For purposes of this Agreement, “Seller Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether or not written, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements, and in each case, whether or not funded and any trust, escrow or similar arrangement related thereto, with respect to which Seller or any Subsidiary or any trade or business of Seller or any of its Subsidiaries, whether or not incorporated, all of which together with Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Seller ERISA Affiliate”), has any current or future obligation or that are maintained, contributed to or sponsored by Seller or any of its Subsidiaries or any Seller ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Seller or any of its Subsidiaries or any Seller ERISA Affiliate.

(b) Seller has heretofore made available to Parent true and complete copies of each Seller Benefit Plan and the following related documents, to the extent applicable, (i) the most recent copy of any summary plan descriptions, amendments, modifications or supplements to any such Seller Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Seller Benefit Plan, (iv) the most recently prepared actuarial report for each Seller Benefit Plan (if applicable) for each of the last two years, and (v) a written description of any unwritten plan.

(c) Each Seller Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not result in any material liability. Except as disclosed in Section 3.11(c) of Seller’s Disclosure Schedule, neither Seller nor any of its Subsidiaries has, within the past three years, taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Seller Benefit Plan, and neither Seller nor any of its Subsidiaries has any knowledge of any plan defect, whether or not it would qualify for correction under any such program.

(d) Section 3.11(d) of the Seller Disclosure Schedule identifies each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Seller Qualified Plans”). The IRS has issued a favorable determination letter (or in the case of a prototype plan, a favorable opinion letter on which Seller may rely) with respect to each Seller Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of Seller, there are no existing circumstances and no events have occurred that would have an adverse effect on the qualified status of any Seller Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Seller Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Section 3.11(e) of the Seller Disclosure Schedule identifies each Seller Benefit Plan that is intended to be a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code); each such plan and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2008, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f) Seller has awarded Restricted Stock Awards and Seller Stock Options pursuant to the Seller Stock Plans as described in Section 3.2(a). Seller has not awarded any restricted stock units or performance share units pursuant to the Seller Stock Plans.

(g) With respect to each Seller Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Seller or any of its Subsidiaries, (v) the PBGC has not instituted proceedings to terminate any such Seller Benefit Plan; and (vi) such plan is fully funded on a termination basis.

(h) None of Seller and its Subsidiaries nor any Seller ERISA Affiliate has, at any time since January 1, 2011, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Seller and its Subsidiaries nor any Seller ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(i) Except as set forth in Section 3.11(i) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof.

(j) All contributions required to be made to any Seller Benefit Plan by applicable law or by any plan document or other contractual undertaking, all applicable funding requirements applicable by law or by a plan document have been met, and all premiums due or payable with respect to insurance policies funding any Seller Benefit Plan, at any time since January 1, 2011, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Seller.

(k) There are no pending or, to knowledge of Seller, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to knowledge of Seller, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Seller Benefit Plans, any fiduciaries thereof with respect to their duties to the Seller Benefit Plans or the assets of any of the trusts under any of the Seller Benefit Plans that would, in any case, reasonably be expected to result in any liability of Seller or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Seller Benefit Plan or any other party.

(l) None of Seller, its Subsidiaries, nor any Seller ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could subject any of the Seller Benefit Plans or their related trusts, Seller, any of its Subsidiaries, any Seller ERISA Affiliate or any person that Seller or any of its Subsidiaries has an obligation to indemnify to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(m) Except as set forth in Sections 1.7 or 6.6, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase the amount or value of, any payment, right or other benefit, or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of Seller or any of its Subsidiaries, or result in any funding of, or limitation on the right of Seller or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from, any Seller Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Seller or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be a “parachute payment” within the meaning of Section 280G of the Code.

(n) No Seller Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Seller has made available to Parent preliminary copies of Section 280G calculations (whether or not final), which to the best of its knowledge are true, correct and complete, with respect to any disqualified individual entitled to a “parachute payment” as that phrase is used in Section 280G of the Code.

(o) No Seller Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(p) There are no pending or, to the knowledge of Seller, threatened in writing material labor grievances or material unfair labor practice claims or charges against Seller or any of its Subsidiaries, or any strikes or other material labor disputes against Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller or any of its Subsidiaries and, to the knowledge of Seller, there are no organizing efforts by any union or other group seeking to represent any employees of Seller or any of its Subsidiaries. Seller and each of its Subsidiaries is, and has at all relevant times been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices defined in the National Labor Relations Act or other applicable law.

(q) Seller sponsors and maintains an “employee stock ownership plan (“ESOP”) as defined in Section 4975(e) of the Code that satisfies the requirements of such section. The shares of stock owned by the ESOP constitute “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. To Seller’s knowledge, there have been no non-exempt “prohibited transactions” or breaches of any of the duties imposed upon “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the ESOP that could result in any liability or excise tax under ERISA or the Code being imposed upon Seller, its Subsidiaries, or any Seller ERISA Affiliate, or any of the officers, directors, or employees of Seller, its Subsidiaries, nor any Seller ERISA Affiliate.

(r) The trust maintained with respect to the ESOP was duly created under Section 403 of ERISA and, to the extent applicable, the laws of the state of Indiana. The ESOP trustee (i) was duly appointed as the trustee of the trust maintained with respect to the ESOP, (ii) is not a related party, and (iii) acts as a directed fiduciary as provided in Section 3(21) of ERISA.

(s) Each Seller Benefit Plan that provides benefits governed by the Patient Protection and Affordable Care Act (“PPACA”) has been maintained, operated and administered in material compliance with PPACA, to the extent applicable. Seller, its Subsidiaries, and Seller ERISA Affiliates have complied with any and all requirements under Section 6056 of the Code and the regulations thereunder to furnish its employees with IRS Forms 1095-C.

(t) No Seller Benefit Plan is or at any time was (i) funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Seller Benefit Plan or at any time have been provided through a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), and (ii) no Employee Plan is or has been a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(u) With respect to each group health plan benefitting any employee or former employee of Seller, its Subsidiaries, or any ERISA Affiliate that is subject to Section 4980B of the Code, Seller, its Subsidiary, and ERISA Affiliate is in material compliance with the continuation coverage requirements of COBRA. Except as specified in Section 3.11(u) of the Seller Disclosure Schedule, no Seller Benefit Plan provides benefits, including death or medical benefits beyond termination of service or retirement other than the coverage mandated by COBRA or similar applicable state law. Section 3.11(u) of the Seller Disclosure Schedule sets forth a complete and correct list of all employees and their eligible dependents receiving COBRA continuation coverage.

(v) With respect to any insurance policy providing funding for benefits under any Seller Benefit Plan (i) to the knowledge of the Seller, its Subsidiaries and any ERISA Affiliate, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and no such proceedings with respect to any insurer are imminent, and (ii) there is no liability of Seller, its Subsidiaries, or any ERISA Affiliate, in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the Effective Time.

(w) Section 3.11(w) of the Seller Disclosure Schedule gives the following information for each employee of Seller and Seller Bank as of February 28, 2018: job location, job title, current annual base salary, most recent cash bonus, outstanding equity awards held by the employee and year of hire.

(x) No Seller Benefit Plan has any provision that would prevent Parent or Parent Bank from amending, merging or terminating such plan.

(y) Other than as permitted by applicable law or as provided or contemplated in the Agreement, in Seller’s Bylaws, or in Seller’s Articles of Incorporation, Seller has not entered into a separate written agreement to provide for rights of indemnification with any officer of Seller or member of Seller’s Board of Directors.

3.12 Compliance with Applicable Law.

(a) Seller and each of its Subsidiaries hold, and have at all times since June 30, 2014, held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct in all material respects of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith). To the knowledge of Seller, no suspension or cancellation of any such necessary material license, franchise, permit or authorization is threatened. Seller and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Seller or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B thereunder, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z thereunder, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the OCC, FDIC, Federal Reserve Board or SEC or the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X thereunder, the TILA-RESPA Integrated Disclosure Rule, the Americans with Disabilities Act of 1990, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b) Seller and Seller Bank are “well-capitalized” and “well managed” (as those terms are defined under applicable federal banking regulations). Seller Bank has a Community Reinvestment Act rating of “satisfactory” or better. Neither Seller nor any of its Subsidiaries, or to the knowledge of Seller, any director, officer, employee, agent or other person acting on behalf of Seller or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Seller or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Seller or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Seller or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Seller or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Seller or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Seller or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c) Seller and each of its Subsidiaries has properly administered all accounts for which Seller or any of its Subsidiaries acts as a fiduciary in all material respects, including but not limited to accounts for which Seller or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. None of Seller or any of its Subsidiaries, or, to Seller’s knowledge, any director, officer, or employee of Seller or its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, as of the date hereof, neither Seller nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding, whether written or oral (other than any Seller Benefit Plan):

(i)	that would be a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

(ii)	that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Seller or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business that is material to Seller and its Subsidiaries, taken as a whole;

(iii)	with or to a labor union or guild (including any collective bargaining agreement);

(iv)	that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Seller or its Subsidiaries, taken as a whole;

(v)	that is a partnership agreement, joint venture or other similar contract;

(vi)	that relates to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(vii)	that is an indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by Seller or its Subsidiaries for the borrowing of money by Seller or its Subsidiaries or the deferred purchase price of property by Seller or its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset)

(viii)	under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated hereby (either alone or upon the occurrence of any additional acts or events); or

(ix)	that creates possible future payments or obligations in excess of $50,000 annually or $100,000 over its remaining term and that (A) by its terms does not terminate or is not terminable without penalty or payment upon notice of 30 days or less, or (B) that would be terminable by a person other than Seller or any of its Subsidiaries, but not including any loan agreement or similar agreement pursuant to which Seller Bank is a lender.

(b) Each contract, arrangement, commitment or understanding of the type described in Section 3.13(a), whether or not set forth in the Seller Disclosure Schedule, is referred to herein as a “Seller Contract,” and neither Seller nor any of its Subsidiaries knows of, or has received written, or to knowledge of Seller, oral notice of, any violation of the above by any of the other parties thereto that would reasonably be likely to be, either individually or in the aggregate, material to Seller and its Subsidiaries taken as a whole.

(c) In each case, (i) each Seller Contract is valid and binding on Seller or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Seller and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Seller Contract, (iii) to knowledge of Seller, each third-party counterparty to each Seller Contract is legally bound thereby and has, in all material respects, performed all obligations required to be performed by it to date under such Seller Contract, and (iv) to knowledge of Seller, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Seller or any of its Subsidiaries under any such Seller Contract.

3.14 Agreements with Regulatory Agencies.

Neither Seller nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since June 30, 2014, a recipient of any supervisory letter from, or since June 30, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Seller Disclosure Schedule, a “Seller Regulatory Agreement”), except to the extent that any of the foregoing is subject to regulatory confidentiality restrictions prohibiting the disclosure of such Seller Regulatory Agreement to Parent, nor has Seller or any of its Subsidiaries been advised in writing since June 30, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Seller Regulatory Agreement, except to the extent that any such advice is subject to regulatory confidentiality restrictions prohibiting its disclosure to Parent.

3.15 Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Seller, any of its Subsidiaries or for the account of a customer of Seller or one of its Subsidiaries (and all of same are set forth in Section 3.15 of the Seller Disclosure Schedule) were entered into in the ordinary course of business and in all material respects in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and currently and are legal, valid and binding obligations of Seller or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Seller and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Seller, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Matters.

Seller and its Subsidiaries are in compliance in all material respects, and at all times since June 30, 2014, have complied in all material respects, with all applicable Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Seller, investigations by any Governmental Entity or other person pending, or, to the knowledge of Seller, threatened against Seller of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Seller or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, and, to the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or investigation. Seller is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. Except as disclosed in Seller Disclosure Schedule Section 3.16, to the knowledge of Seller and its Subsidiaries, there has been no release of Hazardous Materials on any real property owned or leased by Seller or its Subsidiaries. Seller and its Subsidiaries have provided to Parent all environmental reports, including Phase I and Phase II assessments on any real property owned or leased by Seller or its Subsidiaries; provided, that, nothing in this Section 3.16 shall require Seller or any of its Subsidiaries to obtain any such environmental reports it has not otherwise obtained. With regard to any commercial real property of which Seller or its Subsidiaries have taken a security interest, ownership or control, Seller or its Subsidiaries have not taken any action that would result in liability under any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Seller. As used in Sections 3.16 and 5.1, “Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act of 1970 (“OSHA”), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws (including common law), statutes, regulations, rules, ordinances applicable to the Seller or its Subsidiaries, imposing liability or establishing standards of conduct for protection of the environment; and “Hazardous Materials” shall mean without regard to amount and/or concentration (a) any element, compound, chemical material, liquid or gas that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive material; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

3.17 Investment Securities and Commodities.

(a) Each of Seller and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the Seller Financial Statements and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller or its Subsidiaries. Such securities and commodities are valued on the books of Seller in accordance with GAAP.

(b) Seller and its Subsidiaries employ investment, securities, commodities, risk management and other policies, practices and procedures that Seller believes are prudent and reasonable in the context of such businesses and comply therewith in all material respects.

3.18 Real Property.

Seller or a Subsidiary of Seller (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Seller Financial Statements as being owned by Seller or a Subsidiary of Seller or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Seller Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all real property leasehold estates reflected in the latest audited financial statements included in the Seller Financial Statements (the “Seller Leased Properties” and, collectively with the Seller Owned Properties, the “Seller Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Seller, the lessor. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Seller Real Property. All Seller Real Property is in material compliance with the Americans with Disabilities Act of 1990.

3.19 Corporate Records.

True and complete copies of all documents listed in the Seller Disclosure Schedule have been made available or provided to Parent. The stock record books of Seller and Seller Bank, all of which have been made available to Parent, are complete and correct in all material respects. The respective minute books of Seller and Seller Bank accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors (including standing committees) through the date of this Agreement, except for minutes regarding the discussion and/or approval of this Agreement or the transactions contemplated hereby, and any minutes of board meetings held since February 8, 2018 that have not yet been finalized.

3.20 Intellectual Property.

To the knowledge of Seller, Seller and each of its Subsidiaries owns, free and clear of any material Liens, other than Permitted Encumbrances, all Intellectual Property owned or purported to be owned by such entity and (i) (A) Seller and its Subsidiaries do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any person, and (B) no person has asserted in writing, or to the knowledge of Seller, orally, to Seller or any of its Subsidiaries, or brought any claim, action or proceeding alleging, that (x) Seller or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property right or (y) that any Intellectual Property right of Seller or any of its Subsidiaries is invalid or unenforceable, (ii) to the knowledge of Seller, no person is infringing, misappropriating or otherwise violating any Intellectual Property right owned by and/or licensed to Seller or its Subsidiaries, and (iii) Seller and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all material Intellectual Property owned or licensed, respectively, by Seller and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, corporate names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; confidential information and know-how; copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, including any renewals or extensions thereof.

3.21 Information Technology.

Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Seller, to the knowledge of Seller, no party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Seller and its Subsidiaries.

3.22 Related Party Transactions.

Except as set forth in Section 3.22 of the Seller Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Seller or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Seller or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Seller Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Seller) on the other hand, of the type required to be reported in any Seller SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.23 State Takeover Laws.

The Board of Directors of Seller has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Chapter 43 of the IBCL (the “Indiana Business Combinations Statute”) and any other “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”) and has taken all action necessary to ensure the Indiana Business Combinations Statute will not impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Merger or the Bank Merger or restrict, impair or delay the ability of Parent or Parent Bank to engage in any transaction or to vote or otherwise exercise all rights as a shareholder.

3.24 Reorganization.

Seller has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25 Opinion.

Prior to the execution of this Agreement, the Board of Directors of Seller has received an opinion (that, if initially rendered verbally, has been or will be confirmed by a written opinion,

dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Seller Common Stock.

3.26 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.26(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Seller or any Subsidiary of Seller is a creditor that as of December 31, 2017, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of December 31, 2017, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Seller or any of its Subsidiaries, or to the knowledge of Seller, any affiliate of any of the foregoing. Section 3.26(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Seller and its Subsidiaries that, as of December 31, 2017, had an outstanding balance of $100,000 or more and were classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on all such Loans as of December 31, 2017.

(b) Each Loan of Seller and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, that have been and remain perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions; provided, however, that it shall not be considered a breach of this representation and warranty if any Loan of less than $100,000 does not comply with the forgoing representations or if Loans in the aggregate of less than $500,000 do not comply with the forgoing representations.

(c) Each outstanding Loan of Seller and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Seller or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein other than repurchase obligations arising upon breach of representations, warranties, covenants and other obligations of Seller or its Subsidiaries, as applicable, all of which are usual and customary in their scope and nature.

(e) There are no outstanding Loans made by Seller or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Seller or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Seller nor any of its Subsidiaries is now nor has it ever been since July 1, 2015, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, Seller has not been notified of any possible modification or revocation of any such guaranty, and to the knowledge of Seller, such guaranty will remain in full force and effect following the Closing Date, in each case, without any further action by Seller or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.

3.27 Insurance.

(a) Seller and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent and consistent with industry practice, and Seller and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any such policy in a manner that may affect coverage of the policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Seller and its Subsidiaries, Seller or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.27 of the Seller Disclosure Schedule sets forth a complete and accurate list of all insurance policies of Seller currently in effect. Seller and its Subsidiaries have provided appropriate written notice to all relevant insurers of all claims, potential claims, and circumstances that may give rise to a claim. Section 3.27 of Seller’s Disclosure Schedule sets forth a complete and accurate list of all such notices given since June 30, 2017.

3.28 No Investment Adviser Subsidiary.

(a) Neither Seller nor any Subsidiary of Seller is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).

(b) Except as set forth in Section 3.28(b) of the Seller Disclosure Schedule, neither Seller nor any Subsidiaries of Seller is a party to an arrangement of the type referred to in the Interagency Statement on Retail Sales of Nondeposit Investment Products for the provision of investment advisory services by a third party.

3.29 No Broker-Dealer Subsidiary.

No Subsidiary of Seller is a securities broker-dealer required to be registered under the Exchange Act with the SEC.

3.30 No Insurance Subsidiary.

Neither Seller nor any Subsidiary of Seller acts as an insurance agency or employs or contracts with any person for the purpose of offering insurance products.

3.31 Deposits.

All of the Seller Bank Deposit Liabilities and related accounts have been administered and originated in compliance with the documents in Seller Bank’s files and records, and in compliance with all applicable rules, regulations and laws governing the relevant types(s) of account, and fairly reflect, in all material respects, the substance of events and transactions that should be included therein. The Seller Bank Deposit Liabilities and related accounts are insured by the FDIC through the Deposit Insurance Fund, up to the current applicable maximum limits, all premiums and assessments required to be paid in connection therewith have been paid when due, and no action is pending, or to the knowledge of Seller or Seller Bank, threatened by the FDIC with respect to the termination of such insurance. None of the deposits of Seller Bank as of the date of this Agreement are brokered deposits, as defined in 12 C.F.R. Section 337.6(a)(2). The term “Seller Bank Deposit Liabilities” means all of Seller Bank’s obligations, duties and duties of every type and character that are directly related to Seller Bank’s deposit accounts.

3.32 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Seller in this Article III (including the related portions of the Seller Disclosure Schedule), none of the Seller, any of its Subsidiaries, Seller or its Subsidiaries’ financial advisors, attorneys or representatives, or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller and its Subsidiaries furnished or made available to Parent and its representatives (including any information, documents or material made available to Parent in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Seller or Seller’s Subsidiaries, or any representation or warranty arising from statute or otherwise in law and Seller and Seller Bank hereby expressly disclaim any other such representations or warranties. Parent has relied solely upon its own independent investigation and counsel before deciding to enter into this Agreement and the Merger.

(b) Seller acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

3.33 Material Misstatements or Omissions.

No representation or warranty by Seller in this Agreement or any document, statement, certificate, schedule, or exhibit furnished or to be furnished to Parent by or on behalf of Seller pursuant hereto contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will then omit to state, a material fact necessary to make the statement of facts contained therein not misleading.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Seller as set forth in this Article IV, except (a) as disclosed in the disclosure schedule delivered by Parent to Seller concurrently herewith (the “Parent Disclosure Schedule”); provided, that (i) an item is required to be set forth as an exception to a representation or warranty if its absence would result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Parent SEC Reports filed within the 12 months prior to the date hereof.

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered under the Bank Holding Company Act of 1956 as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. True and complete copies of the Parent Articles and Parent Regulations, as in effect as of the date of this Agreement, have previously been made available by Parent to Seller.

(b) Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Parent Subsidiary to pay dividends or distributions except, in the case of a Parent Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Parent Subsidiary that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Parent, threatened. Section 4.1(b) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Parent other than the Parent Subsidiaries.

(c) As of the date of this Agreement, Parent does not beneficially own any shares of Seller Common Stock.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 20,200,000 shares of Parent Common Stock and 200,000 shares of preferred stock, without par value, of which 23,184 shares of preferred stock have been designated as the “Fixed Rate Cumulative Perpetual Preferred Shares, Series A” (the “Series A Stock”) and 25,000 shares have been designated as “6.5% Noncumulative Redeemable Convertible Perpetual Preferred Shares, Series B” (the “Series B Stock”). No shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 10,956,985 shares of Parent Common Stock issued and 10,209,021 shares of Parent Common Stock outstanding, including 60,464 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock under a Parent Stock Plan (a “Parent Restricted Stock Award”), (ii) 747,964 shares of Parent Common Stock held in treasury, (iii) zero (0) shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Stock Options” and, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”), (iv) 292,209 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock

Plans (v) no shares of Series A Stock issued and outstanding (vi) not more than 18,975 shares of Series B Stock issued and outstanding; and (vii) Depositary Shares, each representing one fortieth (1/40) of a share of Series B Stock, (the “Depositary Shares”). As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock granted by Parent. Since December 31, 2017 through the date hereof, except in the ordinary course of business consistent with past practices, Parent has not (A) issued or repurchased any Parent Common Stock, other shares of its capital stock or other voting securities or securities convertible or exchangeable into, or exercisable for, Parent Common Stock, shares of its capital stock or other voting securities or any options, warrants, or other rights of any kind to acquire Parent Common Stock, any shares of its capital stock or other voting securities of Parent other than the issuance, repurchase, redemption or acquisition of shares of Parent Common Stock in connection with the vesting or settlement of Parent Restricted Stock Awards that were outstanding on December 31, 2017 in accordance with their terms (without amendment or waiver since December 31, 2017), or (B) issued or awarded any options, restricted shares or any other equity based awards under any of the Parent Stock Plans. All of the issued and outstanding shares of Parent Common Stock and the Series B Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote are issued or outstanding. There are no contractual obligations of Parent or its Subsidiaries pursuant to which Parent or its Subsidiaries could be required to register shares of capital stock or other securities of Parent or its Subsidiaries under the Securities Act. Except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Parent or any of its Subsidiaries are issued or outstanding. Other than the Series B Stock and Parent Restricted Stock Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any capital stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent (other than as provided in the express terms of shares). As of the date of this Agreement, Parent does not have in effect a “poison pill” or similar shareholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

(c) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Parent Bank and its other Subsidiaries, free and clear of any Liens except as disclosed on Section 4.2(c) of Parent Disclosure Schedule, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Parent’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of holders of Parent Common Stock who are entitled to cast at least a majority of the total votes that all holders of Parent Common Stock are entitled to cast on the matter (the “Requisite Parent Vote”), (ii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Parent Bank and Parent as its sole shareholder, and (iii) the adoption of resolutions to give effect to the provisions of Sections 6.10 and 6.14 in connection with the Closing, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Seller) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be (i) validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof and (ii) will be issued in compliance with all applicable state and federal securities laws. No vote or approval of the holders of the Series B Stock is required in connection with the adoption of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(b) Neither the execution, delivery and performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, will (i) violate any provision of the Parent Articles or the Parent Regulations, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals.

Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Division of Financial Institution of the Ohio Department of Commerce (“ODFI”) in connection with the Bank Merger and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the FRB in connection with the Bank Merger, including under 12 U.S.C. 1828(c) (the “Bank Merger Act”), and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Seller Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the S-4 and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL and with the Indiana Secretary of State under the IBCL, and the filing of the Bank Merger Certificate, (vii) the filing of any notices or other filings under the HSR Act and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of Parent, there is no reason related to Parent why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5 Reports.

(a) Parent and each of its Subsidiaries have timely filed (or furnished as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with any Regulatory Agencies (including, without limitation, with the SEC and those required under the federal securities laws), and have paid all fees and assessments due and payable in connection therewith, except fees and assessments which the failure to pay would not reasonably be likely, either individually or in the aggregate, to have a material effect on Parent’s compliance with requirements of the Regulatory Agencies. All such reports, registrations and statements, together with any amendments made with respect thereto, complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such reports, registrations and statements were filed and contained in all material respects the information required to be stated therein. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, threatened any investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2013. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be since January 1, 2013 (the “Parent SEC Reports”), is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by, the SEC with respect to any of the Parent SEC Reports.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (the “Parent Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been since January 1, 2012, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No auditing firm has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants or vendors in the ordinary course of business (including all means of access thereto and therefrom). With respect to service provider oversight, Parent’s and Parent Bank’s information security program service conforms in all material respects with the following to the extent applicable: Interagency Guidelines Establishing Information Security Standards, 12 CFR Part 225 Appendix F; OCC Bulletin 2013-29; OCC Bulletin 2017-21; Federal Reserve System “Guidance on Managing Outsourcing Risk,” December 5, 2013 (attached to FRB SR 13-19); and The Federal Financial Institutions Examination Council “Information Security Booklet” as revised September 2016 and announced in Federal Reserve System SR 16-14. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to Seller. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2013, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.7 Broker’s Fees.

Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler, O’Neill + Partners L.P.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since December 31, 2017, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement or as disclosed in Section 4.8(b) of the Parent Disclosure Schedule, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers, including those that, if adversely determined against Parent or Parent Bank, would prevent, impede or delay the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

4.10 Compliance with Applicable Law.

Parent and each of its Subsidiaries hold, and have at all times since December 31, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct in all material respects of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Parent or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the FDIC, Federal Reserve Board, SEC or ODFI, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the TILA-RESPA Integrated Disclosure Rule, the Americans with Disabilities Act of 1990, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent and each of Parent’s Subsidiaries that is an insured depository institution is “well-capitalized” and “well managed” (as those terms are defined under applicable federal banking regulations). Each of Parent’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. None of Parent, or its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.11 Agreements with Regulatory Agencies.

Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since June 30, 2014, a recipient of any supervisory letter from, or since June 30, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), except to the extent that any of the foregoing is subject to regulatory confidentiality restrictions prohibiting the disclosure of such Parent Regulatory Agreement to Seller, nor has Parent or any of its Subsidiaries been advised in writing or, to the knowledge of Parent, orally, since June 30, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement, except to the extent that any such advice is subject to regulatory confidentiality restrictions prohibiting the disclosure of such Parent Regulatory Agreement to Seller.

4.12 Information Technology.

Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2014, no party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and its Subsidiaries.

4.13 Reorganization.

Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14 Opinion.

Prior to the execution of this Agreement, Parent has received an opinion (that, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler, O’Neill + Partners L.P., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to Parent.

4.15 Financing.

Parent has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder, and Parent acknowledges that Parent’s obligations under this Agreement are not subject to any financing contingency.

4.16 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV (including the related portions of the Parent Disclosure Schedule), none of the Parent, any of its Subsidiaries, Parent or its Subsidiaries’ financial advisors, attorneys or representatives, or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, including any representation or warranty as to the accuracy or completeness of any information regarding the Parent and its Subsidiaries furnished or made available to Seller and its representatives or as to the future revenue, profitability or success of Parent or Parent’s Subsidiaries, or any representation or warranty arising from statute or otherwise in law. Seller has relied solely upon its own independent investigation and counsel before deciding to enter into this Agreement and the Merger.

(b) Parent acknowledges and agrees that neither Seller nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

4.17 Material Misstatements or Omissions.

No representation or warranty by Parent in this Agreement or any document, statement, certificate, schedule, or exhibit furnished or to be furnished to Seller by or on behalf of Parent pursuant hereto contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will then omit to state, a material fact necessary to make the statement of facts contained therein not misleading.

4.18 Employee Benefit Plans

(a) Section 4.18(a) of the Parent Disclosure Schedule lists all Parent’s Benefit Plans. For purposes of this Agreement, “Parent Benefit Plans” mean all employee benefit plans (as defined in ERISA, whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Parent or any Subsidiary or any trade or business of Parent or any of its Subsidiaries, whether or not incorporated, all of which together with Purchaser would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Parent ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries or any Parent ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate.

(b) Parent has heretofore made available to the Seller true, correct and complete copies of the following documents with respect to each of Parent Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Parent Benefit Plan, (iii) where any Parent Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (iv) the most recently received IRS determination letter, if any, relating to any Parent Benefit Plan, (v) the most recently prepared actuarial report for each Parent Benefit Plan (if applicable) for each of the last three (3) years and (vi) copies of material notices, letters or other correspondence with the IRS, DOL or the PBGC.

(c) Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither Parent nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Parent Benefit Plan, and neither Parent nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 4.18(d) of the Parent Disclosure Schedule identifies each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Parent Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Parent Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of Parent, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Parent Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Parent Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(e) With respect to each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the IRC: (i) no such plan is in “at-risk” status for purposes of Section 430 of the IRC, (ii) the present value of accrued benefits under such Parent Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Benefit Plan’s actuary with respect to such Parent Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Parent Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan.

(f) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Parent’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against Parent Benefit Plans, any fiduciaries thereof with respect to their duties to Parent Benefit Plans or the assets of any of the trusts under any of Parent Benefit Plans, that could reasonably be expected to result in any material liability of Parent or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Parent Benefit Plan, or any other party.

(g) To the Knowledge of Parent, none of Parent and its Subsidiaries nor any Parent ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA), which could subject any of Parent Benefit Plans or their related trusts, Parent, any of its Subsidiaries, any Parent ERISA Affiliate or any person that Parent or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Seller Disclosure Schedule), as required by law or as consented to in writing by Parent (or, in the case of clause (b) below, Seller) (such consent not to be unreasonably withheld, conditioned or delayed), (a) Seller shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (iii) not take a security interest, ownership or control of commercial real property in such a manner so as to create any liability under Environmental Laws, and (b) each of Parent and Seller shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Seller Forbearances.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Seller Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Seller shall not, and shall not permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than Federal Reserve and Federal Home Loan Bank advances, indebtedness of Seller or any of its wholly-owned Subsidiaries to Seller or any of its Subsidiaries) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of Seller);

(b) adjust, split, combine or reclassify any capital stock;

(i)	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Seller at a rate not in excess of $0.10 per share of Seller Common Stock or (B) the acceptance of shares of Seller Common Stock as payment for the exercise price of Seller Stock Options or for withholding taxes incurred in connection with the exercise of Seller Stock Options or the vesting or settlement of Seller Equity Awards and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements, and (C) dividends by Seller Bank to Seller);

(ii)	grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iii)	issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Seller Stock Options or the settlement of Seller Equity Awards in accordance with their terms;

(c) other than as disclosed in Section 5.2(c) of Seller’s Disclosure and other than in the ordinary course of business (including pledging of Loans to secure advances, sales of Loans or pools of Loans in the secondary market and sales of real estate owned), sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, in each case, other than in a wholly-owned Subsidiary of Seller;

(e) (i) terminate, materially amend, renew or waive any material provision of, any Seller Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals and expirations in the ordinary course of business or (ii) except with respect to contracts or agreements otherwise permitted by this Agreement, enter into any contract that would constitute a Seller Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any Seller Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual independent contractor, (ii) except as disclosed in Section 5.2(f)(ii) of the Seller Disclosure Schedule amend any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual independent contractor, other than amendments in the ordinary course of business and consistent with past practice that do not materially increase the cost of maintaining such plan, program, policy or arrangement, (iii) increase, in the aggregate, the compensation and benefits payable to current or former employees, officers, or consultants by more than three percent (3%) of Seller’s aggregate gross compensation and benefits payable as of the date of this Agreement; provided, that for the avoidance of doubt, such 3% limit shall not apply to increases in the cost of Seller’s benefit programs that do not result from increased compensation or benefit offered or payable to current or former employees, (iv) increase the compensation or benefits payable to current or former directors, provided, that for the avoidance of doubt, the limit on increased compensation and benefits shall not apply to increases in the cost of Seller’s benefit programs that do not result from increased compensation or benefits offered or payable to current or former directors, (v) pay or award, or commit to pay or award, any bonuses or incentive compensation; provided, that Seller may pay discretionary bonuses at times, in amounts, and to persons, who it selects in its sole discretion as disclosed on Section 5.2(f)(v) of the Seller Disclosure Schedule, (vi) grant or accelerate the vesting of any equity-based awards or other compensation; provided, that with respect to the ESOP, nothing in this Agreement shall restrict the release of any suspense shares as required by the ESOP, (vii) enter into any new, or amend in any material respect any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (viii) fund any rabbi trust or similar arrangement or (ix) hire any officer;

(g) settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $30,000 individually or $100,000 in the aggregate and that would not impose any material restriction on the business of Seller or its Subsidiaries or the Surviving Corporation;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the Seller Articles or the Seller Bylaws or comparable governing documents of Seller’s Subsidiaries;

(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(m) (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation, policies, order or request of any Governmental Entity, (ii) except as set forth in Section 5.2(f)(ii) of the Seller Disclosure Schedule and except for Loans or binding commitments for Loans that have previously been approved by Seller prior to the date of this Agreement, make any loans or extensions of credit (A) outside the ordinary course of business consistent with past practice in conformity with existing lending practices, (B) involving amounts exceeding $1,500,000, (C) to a director or executive officer of Seller or Seller Bank in excess of $100,000; provided that any response from Parent sought pursuant to this clause (m)(ii) shall be given within five (5) business days after the relevant loan package is provided to Parent (and the failure of Parent to respond within five (5) business days shall be deemed to be approval pursuant to this clause), (iii) except as disclosed in Section 5.2(m)(iii) of the Seller Disclosure Schedule, modify, renew or release any collateral on any aggregate Loan relationship of $1,500,000 or more (except in the event of whole or partial refinancings or payoffs of any

Loan, and in the case of any partial refinancing or partial payoff, collateral shall not be released if the resulting collateral coverage ratio would be less favorable to Seller Bank than it was at the time of loan origination or immediately prior to the release, whichever is more favorable to Seller Bank), (iv) make any additional advances, extensions of credit, release of collateral, modifications, or waivers of covenants or defaults on Loans classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, or (v) make or increase any loans under its employee loan program;

(n) except for (i) commitments to sell a participation interest in a Loan which commitments have been approved as of the date of this Agreement or (ii) existing commitments to sell a participation interest in a Loan, sell a participation interest in a Loan, other than sales of Loans secured by one-to-four-family real estate consistent with past practice (including sales of Loans in the secondary market), without first giving Parent the opportunity and a reasonable time to purchase the participation being sold, or purchase a participation interest in a Loan other than purchases of participation interests from Parent;

(o) purchase or otherwise acquire any interest in a Loan held by a third party, or forgive, settle or sell any Loan, except for sales of residential Loans in the secondary market in the ordinary course of business and repayments of Loans by borrowers, for which the outstanding balance, including principal, interest and fees is $100,000 or more;

(p) (i) sell or otherwise transfer any real estate owned having a carrying value on Seller Bank’s balance sheet in excess of $150,000, (ii) other than in the ordinary course of business consistent with past practice, take into real estate owned any property having a carrying value in excess of $250,000, or (iii) sell, transfer, or otherwise dispose of, purchase, or otherwise acquire any other Seller Real Property having a value on Seller’s balance sheet in excess of $150,000;

(q) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines, policies, orders or requests of any Governmental Entity;

(r) except as disclosed in Section 5.2(r) of the Seller Disclosure Schedule, make, or commit to make, any capital expenditures that in the aggregate exceed $50,000, other than binding commitments existing on the date hereof which are described in the Section 5.2(r) of the Seller Disclosure Schedule;

(s) other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or except as disclosed in Section 5.2(s) of the Seller Disclosure Schedule, settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(t) except as disclosed in Section 5.2(t) of the Seller Disclosure Schedule or as otherwise provided in this Agreement, make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office;

(u) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(v) amend in a manner that adversely impacts in any material respect the ability to conduct its business pursuant to, terminate or allow to lapse, any material permits;

(w) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Seller or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(x) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2;

(y) establish or price deposits other than in the ordinary course of business consistent with Seller’s past practices, consistent with safe and sound pricing guidelines; or

(z) offer or establish any pricing, interest rates or terms on any category of deposits to any Related Person that is not also being offered by Seller Bank to customers on substantially the same terms and conditions or as otherwise set forth in Seller Bank’s posted or standard rate sheet used to price or establish terms on any category of deposits. “Related Person” means any “insider” as defined in Regulation O of the Federal Reserve Board and any “company” as defined in Regulation O of the Federal Reserve Board in which such an insider has any ownership interest, equity interest, or other beneficial interest of ten percent (10%) or more.

5.3 Parent Forbearances.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit Parent Bank to, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Parent Articles or Parent Regulations in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Seller Common Stock or adversely affect the holders of Seller Common Stock relative to other holders of Parent Common Stock;

(b) completely or partially liquidate, sell substantially all of its assets, or merge or consolidate with any person if as a result of such merger or consolidation Parent no longer owns all of the equity securities of Parent Bank or its successor or as a result of such merger or consolidation those persons who collectively own Parent Common Stock immediately prior to such merger or consolidation do not own a majority of the voting power in the election of directors of the surviving or resulting entity;

(c) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Seller or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(d) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(e) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, to the extent such actions could reasonably be expected to prevent the Merger from being consummated in accordance with this Agreement;

(f) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement; or

(g) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI. ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and Seller shall cooperate and use their reasonable best efforts to prepare, within 45 days after of the date of this Agreement, the Proxy Statement, and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included. Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of Parent and Seller shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, Parent and Seller shall, and shall use their reasonable best efforts to cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals within thirty (30) business days after the date of this Agreement. Parent and Seller shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). Parent and Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. Parent and Seller each agrees that, as to any material of the other that is required to be included in any application, notice or other filing made by it, which information is reasonably identified by the providing party to the receiving party in writing as competitively sensitive material, the receiving party shall request confidential treatment of such information to the extent permitted by applicable law, will permit the providing party to control at its expense the defense of any challenge to such confidential treatment request and will not disclose publicly any such information without the providing party’s prior consent. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the foregoing, each of Parent and Seller shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Parent, Seller and their respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or Seller or their respective Subsidiaries to take, or agree to take, any actions specified in this Section 6.1 that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, or on Seller and its Subsidiaries, taken as a whole (in each case, measured on a scale relative to Seller and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d) Parent and Seller shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and Seller agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of Seller Meeting and Parent Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading and (iii) any statement, filing, notice or application filed with any Governmental Entities to obtain the Requisite Regulatory Approvals will contain, at the time each is filed, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Parent and Seller further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

(e) Parent and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Parent and Seller, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, legal counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of Parent and Seller shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request, except to the extent such information relates to (i) matters involving this Agreement, (ii) pending or threatened litigation or investigations to the extent that, in the opinion of counsel, the availability to the other party of such information would or might adversely affect any privilege relating to that information, or, in the case of confidential information that is not privileged, would reasonably be expected to either cause Seller to breach or violate a legal obligation to a third party or have a Material Adverse Effect on Seller or, (iii) matters involving an Acquisition Proposal, except to the extent required by Section 6.11(c). Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Parent nor Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will attempt in good faith to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Parent and Seller shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 3, 2017, between Parent and Seller (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein, except to the extent it is shown by clear and convincing evidence that the investigating party had knowledge of the specific breach of the representation or warranty in question prior to the date of this Agreement. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) Without limiting the generality of Section 6.2(a), Seller shall use reasonable best efforts to provide data processing, item processing and other processing support and testing as reasonably required and requested by Parent to result in a successful conversion of the data and other files and records of Seller and its Subsidiaries to Parent’s production environment (the “Conversion”). Those efforts of Seller shall be performed in a manner sufficient to provide reasonable assurances that a successful Conversion will occur at the time provided herein. Parent may elect, by a writing to Seller after the date hereof and prior to filing the application for approval of the Merger and the Bank Merger from the Federal Reserve Board a Conversion time that is either, (x) the time that is immediately following the Merger and the Bank Merger (such an election in this clause (x), a “Simultaneous Conversion Election”) or (y) such later date as may be specified by Parent, in each case, subject to any applicable laws, including laws regarding the exchange of information and other laws regarding competition. Without limiting the generality of the foregoing, Seller shall, subject to any such applicable laws: (i) reasonably cooperate with Parent to establish a project plan as specified by Parent to effectuate the Conversion; (ii) use its commercially reasonable efforts to have Seller’s outside contractors continue to support at Parent’s expense, both the Conversion effort and Seller’s incremental Conversion needs until the Conversion can be established; (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent, at Parent’s expense, for use in planning the Conversion, as soon as reasonably practicable; (iv) provide reasonable access to Seller’s personnel and facilities and, with the consent of its outside contractors and at Parent’s expense, its outside contractors’ personnel and facilities, to the extent reasonably necessary to enable the Conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the contracts of outside data, item and other processing contractors or other third-party vendors to which Seller or any of its Subsidiaries are bound if reasonably requested to do so by Parent to the extent permitted by such contracts; provided, that Seller shall not be required to take any action that would prejudice or adversely affect in any material respect its rights under any such contracts in the event the Closing does not occur.

6.3 Shareholder Approvals.

(a) Subject to Section 6.11, Seller shall take, in accordance with applicable law and the Seller Articles and Seller Bylaws, all action necessary to convene a meeting of its shareholders (the “Seller Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Seller Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement. Subject to the rights of the Board of Directors set forth in Section 6.11, including the right to accept or approve a Superior Proposal, cancel or delay the Seller meeting, change or withdraw its recommendation of this Agreement and/or terminate this Agreement as contemplated in Section 6.11(d), the Board of Directors of Seller shall use its commercially reasonable best efforts to obtain from the shareholders of Seller the Requisite Seller Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby.

(b) Subject to Section 6.11, Seller shall adjourn or postpone the Seller Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Seller has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Seller Vote; provided, that Seller shall not be required to adjourn or postpone the Seller Meeting more than two times pursuant to this Section 6.3(b). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, including in accordance with Section 6.11, the Seller Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at the Seller Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Seller of such obligation.

(c) Parent shall take, in accordance with applicable law and the Parent Articles and Parent Regulations, all action necessary to convene a meeting of its shareholders (the “Parent Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Parent Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement. The Board of Directors of Parent shall use its reasonable best efforts to obtain from the shareholders of Parent the Requisite Parent Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby.

(d) Parent shall adjourn or postpone the Parent Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Parent has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Parent Vote; provided, that Parent shall not be required to adjourn or postpone the Parent Meeting more than two times pursuant to this Section 6.3(d).

6.4 Legal Conditions to Merger.

Subject in all respects to Section 6.1 and Section 6.3 of this Agreement, each of Parent and Seller shall, and shall cause its Subsidiaries to, use their reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Seller or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing.

Parent shall take all steps necessary to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6 Employees; Employee Benefit Plans.

(a) Parent shall use its reasonable good faith efforts to minimize the impact of the Merger and the Bank Merger on employees of Seller and Seller Bank, consistent with Parent’s and Parent Bank’s plans for the operations of the business of the combined entities following the Effective Time; provided, however, that this Agreement shall not be construed to limit the ability of Parent or Parent Bank to close a Seller Bank branch or other Seller Bank facility or terminate the employment of any Seller employee. Parent and Parent Bank will offer Seller Bank employees whose jobs are eliminated as a result of the Bank Merger the opportunity to apply for open positions within Parent and Parent Bank and, with respect to employees who are not employed by Parent or Parent Bank, Parent will cause the Surviving Corporation to pay severance to such employees in accordance with Section 6.6(d) of this Agreement. Parent agrees that each employee who is considered an exempt employee and who is terminated or who voluntarily terminates employment pursuant to this Section 6.6(a) shall receive outplacement services with a reputable outplacement firm for a period of six (6) months from the date of the employee’s termination, and Parent or Parent Bank shall pay all expenses related to the provision of such outplacement services.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of Seller or its Subsidiaries become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such exclusions or waiting periods would apply under the analogous Seller Benefit Plan, (ii) to the extent permitted by the New Plans and commercially practicable, provide each such employee and their eligible dependents with credit for any co-payments or co-insurance and deductibles paid prior to the Effective Time under a Seller Benefit Plan (to the same extent that such credit was given under the analogous Seller Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment, co-insurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Seller and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Seller Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, (C) to any benefit plan that is a frozen plan or provides grandfathered benefits, or (D) to the extent prohibited by law or the plan documents.

(c) Parent will honor all obligations under the employment and change in control agreements that are identified in Section 6.6(c)-A of the Seller Disclosure Schedule, except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time. Concurrently with the execution of this Agreement, Parent shall obtain from those persons named in Section 6.6(c)-B of the Seller Disclosure Schedule, in the form included in Section 6.6(c)-C of the Parent Disclosure Schedule, an executed settlement agreement (a “Settlement Agreement”) to accept full settlement of their rights under their respective employment agreements. Parent agrees that the change in control agreements noted in Schedule 6.6(c) - A of the Seller Disclosure Schedule will be paid out as of the Effective Time, without regard to each contracted employee’s continued employment by Parent or its Subsidiaries following the Effective Time. As noted in the change in control agreements listed on Schedule 6.6(c) - A of the Seller Disclosure Schedule, no payments will be made or benefits provided to the contracted individuals in excess of each contracted individual’s 280G limit as set forth in Section 6.6(c)-C of the Seller Disclosure Schedule. Distribution of benefits in connection with the payment of the change in control benefits provided for under the change in control agreements set forth in Section 6.6(c) of the Seller Disclosure Schedule will be paid in accordance with the process set forth in Section 6.6(k) of the Seller Disclosure Schedule.

(d) Parent will honor the obligations set forth in the Seller Bank’s Employee Severance Compensation Plan, as amended effective January 15, 2018. In addition to severance provided under Sections 6.6(c) and 6.6(d) of this Agreement, the Surviving Corporation will cooperate with Seller to create a retention pool or other incentive bonus plan and pay retention bonuses to certain employees of Seller or its Subsidiaries identified by Parent after consulting with Seller, as critical to data processing or other transition tasks or who are otherwise determined by Parent to be key officers or employees. Retention bonuses may have a vesting term of up to one year, with bonus forfeiture occurring for termination before vesting. Retention bonuses, if any, would be in addition to any bonus for which any former officer or employee of Seller or its Subsidiaries may be eligible as an employee of the Surviving Corporation or Parent Bank.

(e) Seller shall take all actions as are necessary, including the adoption of Board of Directors or compensation committee resolutions or consents, to terminate Seller’s 401(k) plan, effective no later than the day immediately prior to the Effective Time, with such termination to be subject to the occurrence of the Effective Time. Prior to taking any such action, Seller shall provide Parent with a copy of such resolutions or consent in connection with such plan termination, and shall consider any comments provided by Parent in good faith. To the extent applicable, Parent shall cause the 401(k) plan of Parent or its Subsidiaries to accept as soon as practicable cash rollover distributions from current and former employees of Seller and its Subsidiaries with respect to such individuals’ account balances (including loans to the extent permitted by Parent’s 401(k) plan), if elected by any such individuals.

(f) As soon as practicable after the date of this Agreement, Seller will request that the trustee(s) or other applicable named fiduciary of the ESOP (the “ESOP Trustee”) take all necessary actions required by the ESOP plan documents and applicable law, including, but not limited to, Section 409(e)(2) of the Code, to conduct a pass-through vote of the ESOP participants to direct the ESOP Trustee to vote the shares of stock owned by the ESOP either in favor or against the transactions contemplated by this Agreement (the “ESOP Vote”). Sellers will further request that the ESOP Trustee provide to Parent for its review and comment, reasonably in advance of the ESOP Vote, but in any event within the fifteen (15) business days after the initial filing of the S-4, all materials (including the information statement and any similar disclosure materials, frequently asked questions and meeting slides and/or handouts, but excluding the Proxy Statement) proposed to be disclosed to the ESOP participants in connection with the ESOP Vote. Sellers will consider in good faith, and request the ESOP Trustee to so consider, any and all comments provided by Parent as to the content, scope and suitability of the materials proposed to be disclosed.

(g) Seller shall take all actions necessary to terminate the ESOP, effective no later than the day immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the ESOP as of the Effective Time shall become fully vested upon termination of the ESOP. At least three (3) days prior to the Effective Time, all outstanding indebtedness of the ESOP shall be repaid by delivering a sufficient number of unallocated shares of Seller Common Stock to Seller. At the Effective Time, any remaining shares of Seller Common Stock held by the ESOP Trust shall be converted into the right to receive the Merger Consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the ESOP Trust after repayment of the ESOP loan shall be allocated as earnings to the accounts of the ESOP participants who are employed as of the date of termination of the ESOP based on their account balances under the ESOP as of the date of termination of the ESOP. Account balances will be distributed to ESOP participants after the receipt of a favorable determination letter from the IRS, unless otherwise required by law. Prior to the Effective Time, Seller shall take all such actions as are necessary (determined in consultation with Parent) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Parent shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter). Prior to the Effective time, Seller will adopt all amendments to the ESOP necessary or desirable to effect the provisions of this Section 6.6(g). If any further amendments to the ESOP are necessary or desirable to give effect to this Section 6.6(g), Parent shall adopt such amendments. Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Notwithstanding anything herein to the contrary, Seller shall continue to accrue and make contributions to the ESOP trust from the date of this Agreement through the termination date of the ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loans to the ESOP prior to the termination of the ESOP and shall make a pro-rated payment on the ESOP loan for the 2018 Plan Year through and including the end of the calendar quarter immediately preceding the Closing, prior to the termination of the ESOP.

(h) Seller shall take all actions as are necessary, including the adoption of Board of Directors or compensation committee resolutions or consents, to terminate any or all of Seller’s welfare benefit plans (e.g. medical, long-term disability, and life insurance plans), effective no later than the day immediately prior to the Effective Time, with such termination to be subject to the occurrence of the Effective Time, except for the post-retirement health arrangements set forth in Section 6.6(i) of the Seller Disclosure Schedule. Prior to taking any such action, Seller shall provide Parent with a copy of such resolutions or consent in connection with such plan termination, and shall consider any comments provided by Parent in good faith. Notwithstanding the foregoing, with respect to any employees of Seller or its Subsidiaries who become employees of Parent on or after the Effective Time (“Continuing Employees”), no coverage of any Continuing Employee or their dependents shall terminate under any Seller welfare benefit plans prior to the time such Continuing Employees or their dependents, as applicable, become eligible to participate in the New Plans common to all employees of the Parent and consequently no Continuing Employee shall experience a gap in health and welfare coverage.

(i) All of the non-qualified deferred compensation to which either Seller and/or Seller Bank is a party are identified on Section 3.11(e) of the Seller Disclosure Schedule. All such arrangements have been fully funded by Seller or fully accrued for on Seller’s books and records as of the date of this Agreement, except to the extent reflected in “Unfunded Benefit Analysis” disclosed in Section 6.6(k) of the Seller Disclosure Schedule. The Seller shall cause the Seller Bank to take any and all necessary actions to terminate the non-qualified deferred compensation arrangements noted in Section 3.11(e) of the Seller Disclosure Schedule at or immediately prior to the Effective Time in accordance with Section 409A of the Internal Revenue Code. From and after the Effective Time, such deferred compensation arrangements shall be terminated without any further accruals or increased obligations or further contributions by Parent, except as set forth in Section 6.6(i) of Seller Disclosure Schedule. Distribution of benefits in connection with the termination of the non-qualified deferred compensation plans identified in Section 3.11(e) of the Seller Disclosure Schedule will be administered in accordance with the terms of the respective plans and the process set forth in Section 6.6(k) of the Seller Disclosure Schedule.

(j) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Seller or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Seller, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Seller, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Seller or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Seller Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Seller Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Seller or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(k) In no event shall the expenses associated with the payments required of Seller and Seller Bank under Sections 6.6(c) and 6.6(i) of this Agreement exceed the liabilities currently reflected therefor on the financial statements of Seller by more than $3,060,000, as detailed on Section 6.6(k) of the Seller Disclosure Schedule.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director and officer of Seller and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Seller Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director or officer of Seller or any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity as set forth on Section 6.7(a) of the Seller Disclosure Schedule, and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement; and Parent and the Surviving Corporation shall also advance expenses as incurred by such Seller Indemnified Party to the fullest extent permitted by applicable law; provided that the Seller Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Seller Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Seller (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Seller or any of its Subsidiaries arising from facts or events that occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend in the aggregate pursuant to this Section 6.7(b) more than 300% of the aggregate annual premiums paid as of the date hereof by Seller for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance that provide the maximum coverage available at an amount equal to the Premium Cap. In lieu of the foregoing, Seller, in consultation with, but only upon the consent of Parent, may (and at the request of Parent, Seller shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Seller’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap, which policy Parent shall not cancel or terminate for any reason.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Seller Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, or (ii) liquidate, dissolve, or transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then, in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

(d) Following the Effective Time, the obligations of the Surviving Corporation, Parent and Seller under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect any Seller Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Seller Indemnified Party.

6.8 Termination of Agreements.

Between the date hereof and the Effective Time, Parent and Seller will confer in good faith in an effort to identify (i) any agreements of Seller or Seller Bank that should be terminated as a result of the transactions contemplated by this Agreement and (ii) when and how those agreements should be terminated. Neither Seller nor any of its Subsidiaries shall allow a Seller Contract to expire or be renewed without prior consultation with Parent.

6.9 Advice of Changes.

Parent and Seller shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10 Board Members; Advisory Board.

(a) Effective as of the Effective Time, (i) Parent shall increase by two the number of members of its Board of Directors and shall appoint two (2) persons determined mutually by Seller and Parent as members of the Parent Board of Directors, and (ii) Parent Bank shall increase by three (3) the number of members of the Parent Bank Board of Directors and elect three (3) persons determined mutually by Seller and Parent as members of the Parent Bank Board of Directors.

(b) Parent Bank will invite all directors of Seller Bank not identified in the immediately preceding sentence to be members of a community advisory board, which Parent Bank will maintain for at least two (2) years following the Closing Date.

6.11 Acquisition Proposals.

(a) From February 9, 2018, Seller has, and has caused its Representatives to, cease and cause to be terminated any activities, discussions or negotiations with any person other than Parent with respect to any Acquisition Proposal. From and after the date hereof, Seller shall not, and shall cause its Subsidiaries and cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to any person relating to, any Acquisition Proposal.

(b) Notwithstanding the foregoing Section 6.11(a), in the event that, after the date hereof and prior to the receipt of the Requisite Seller Vote, Seller receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data, participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside legal counsel, and with respect to financial matters, its financial advisor) that the Acquisition Proposal constitutes, or is reasonably capable of becoming, a

Superior Proposal, and that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section 6.11(b), Seller shall have provided such information to Parent, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to Seller than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Seller.

(c) Seller will promptly advise Parent orally, within one (1) business day, and by writing, within three (3) business days, of the receipt of any Acquisition Proposal or any inquiry that would reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event orally, within one (1) business day, and by writing, within three (3) business days) advise Parent of any related developments, discussions and negotiations, including any amendments to, or revisions of, the terms of such inquiry or Acquisition Proposal. Seller shall use its reasonable best efforts to enforce any confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(d) Notwithstanding anything herein to the contrary, at any time prior to the receipt of the Requisite Seller Vote, Seller may accept or approve a Superior Proposal, cancel or delay the Seller Meeting, change or withdraw its recommendation of this Agreement and the Merger and/or terminate this Agreement (each such action an “Exit Action”); provided, that the Seller’s Board of Directors may not do any of the foregoing unless:

(i)	the Board of Directors of Seller has concluded in good faith (after receiving the advice of its outside legal counsel, and with respect to financial matters, its financial advisor) that the Acquisition Proposal constitutes a Superior Proposal, and that the failure to accept such Superior Proposal would be more likely than not to result in a violation of its fiduciary duties under applicable law, after taking into account any amendment or modification to this Agreement agreed to or proposed by Parent;

(ii)	Seller shall have provided prior written notice to Parent at least four (4) business days in advance (the “Notice Period”) of taking any Exit Action, which notice shall advise Parent that the Seller has received a Superior Proposal, and specifying the material terms and conditions of such Superior Proposal (including the identity of the person or group making the Superior Proposal);

(iii)	during the Notice Period, Seller shall negotiate with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv)	the Seller’s Board of Directors shall have concluded in good faith (after consultation with Seller’s financial advisors and outside legal counsel) that, after considering the results of such negotiations, if any, and after giving effect to any proposals, amendments or modifications offered or agreed to by Parent, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

(e) Other than pursuant to this Section 6.11, Seller shall not, and shall cause its Subsidiaries and their respective officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any Acquisition Proposal.

(f) As used in this Agreement:

(i)	“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, or proposal relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Seller and its Subsidiaries or 25% or more of any class of equity or voting securities of Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, or (C) a merger, consolidation, share exchange or other business combination involving Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller.

(ii)

“Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Seller Board of Directors determines in good faith, after consultation with Seller’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including execution risk and risks as to certainty and timing of consummation, the interests of Seller Bank’s employees, suppliers, and customers, and the communities in which Parent or any of its Subsidiaries are located would, if consummated, result in a transaction that is more favorable to the holders of Seller Common Stock than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Parent); provided that for purposes of the definition of “Superior Proposal,” the references to “25% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”

6.12 Public Announcements.

Seller and Parent shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, Seller and Parent agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.13 Change of Method.

Parent may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of Parent Bank with and into Seller Bank) if and to the extent requested by Parent, and Seller agrees to enter into such amendments to this Agreement and the Bank Merger Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Seller’s shareholders or causes the Merger to no longer qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed, (iv) otherwise adversely affect the holders of Seller Common Stock.

6.14 Restructuring Efforts.

Subject to Section 6.11, if Seller or Parent shall have failed to obtain the Requisite Seller Vote or the Requisite Parent Vote at the duly convened Seller Meeting or Parent Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration provided for in this Agreement or (ii) adversely affect the Tax treatment of the Merger with respect to Seller’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.14) to its shareholders for adoption.

6.15 Takeover Statutes.

Neither Parent nor Seller shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Parent and Seller shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and Seller will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16 Exemption from Liability Under Section 16(b).

Parent shall take all steps as may be necessary or appropriate to cause the transactions contemplated by Article I and Article II and any other acquisitions of equity securities of Parent by any insiders of Seller in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.17 Litigation and Claims.

Each of Parent and Seller shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or Seller, as applicable, threatened against Parent, Seller or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, Seller or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Seller shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Seller and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.18 Disclosure Supplements.

From time to time until the Effective time, each of Parent and Seller will promptly supplement or amend its respective Disclosure Schedule to disclose anything that, if existing, occurring, or known on the date of this Agreement would have been disclosed in that Disclosure Schedule, or to correct any inaccurate information in that Disclosure Schedule. No supplement to or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII.

ARTICLE VII. CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the shareholders of Seller by the Requisite Seller Vote and by the shareholders of Parent by the Requisite Parent Vote.

(b) NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c) S-4; Blue Sky Laws. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn, and Parent shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger, shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the Bank Merger.

(e) Regulatory Approvals. (i) All regulatory authorizations, consents, orders or approvals of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, which shall include the approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Parent.

The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth (i) in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 3.1, 3.2(b) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Seller set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Seller or the Surviving Corporation. Parent shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to the foregoing effect.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(c) Federal Tax Opinion. Parent shall have received the opinion of Tucker Ellis LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, legal counsel will require and rely upon representations contained in certificates of officers of Parent and Seller, reasonably satisfactory in form and substance to such legal counsel.

7.3 Conditions to Obligations of Seller.

The obligation of Seller to effect the Merger is also subject to the satisfaction, or waiver by Seller, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth (i) in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 4.1, 4.2(b) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to

Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent. Seller shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Federal Tax Opinion. Seller shall have received written opinions of Tucker Ellis LLP and Kilpatrick Townsend & Stockton LLP, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinions, Tucker Ellis LLP and Kilpatrick Townsend & Stockton LLP will require and rely upon representations contained in certificates of officers of Parent and Seller, reasonably satisfactory in form and substance to such legal counsel.

ARTICLE VIII. TERMINATION

8.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Seller or by the shareholders of Parent:

(a) by mutual consent of Parent and Seller in a written instrument;

(b) by either Parent or Seller if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger;

(c) by either Parent or Seller if the Merger shall not have been consummated on or before December 31, 2018 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by Parent (provided, that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Seller, which breach or failure to be true, either individually or in the aggregate with all other breaches by Seller (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 and that is not cured by the earlier of the Termination Date and the date that is thirty (30) days following written notice to Seller, or by its nature or timing cannot be cured during such period;

(e) by Seller (provided, that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Parent, which breach or failure to be true, either individually or in the aggregate with all other breaches by Parent (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.3 and that is not cured by the earlier of the Termination Date and the date that is thirty (30) days following written notice to Parent, or by its nature or timing cannot be cured during such period;

(f) by Parent, if (i) prior to such time as the Requisite Seller Vote is obtained, Seller or the Board of Directors of Seller (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), recommends to its shareholders an Acquisition Proposal other than the Merger, or Seller has accepted a Superior Proposal, or (B) materially breaches its obligations under Section 6.3 or 6.11; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of Seller Common Stock is commenced (other than by Parent or a Parent Subsidiary), and the Board of Directors of Seller recommends that the shareholders of Seller tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days of the date such tender offer is first publicly commenced;

(g) by Seller pursuant to Section 6.11; or

(h) by Seller, if the Seller Board of Directors so determines by a vote of the majority of the members of the entire Seller Board of Directors, at any time during the five-day period (the “Determination Period”) commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i)	the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Parent Ratio”) shall be less than eighty one-hundredths (0.80); and

(ii)	(x) the Parent Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Starting Index Price (each as defined below) and subtracting twenty one-hundredths (0.20) from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) being referred to herein as the “Index Ratio”); subject, however, to the following three sentences.

If Seller elects to exercise the termination right pursuant to this Section 8.1(h), Seller shall give written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the Determination Period). During the five-day period commencing with its receipt of such notice, Parent shall have the option to increase the Merger Consideration to be received by the holders of Seller Common Stock hereunder, by adjusting the applicable Exchange Ratio (calculated to the nearest one one-thousandth (1/1000)) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth (1/1000)) obtained by dividing (A) the product of the Starting Price, eighty one-hundredths (0.80) and the applicable Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth (1/1000)) obtained by dividing (A) the product of the Index Ratio and the applicable Exchange Ratio (as then in effect) by (B) the Parent Ratio. If Parent so elects within such five-day period, it shall give prompt written notice to Seller of such election and the revised applicable Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the applicable Exchange Ratio shall have been so modified).

For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the per share closing prices of a share of Parent Common Stock on the NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the twenty (20) consecutive full trading days ending on the trading day immediately prior to the Determination Date.

“Determination Date” means the last to occur of (i) the date on which the last approval, consent or waiver of any Governmental Authority required to permit consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired, (ii) the date on which the shareholders of Seller approve this Agreement, and (iii) the date on which the shareholders of Parent approve this Agreement.

“Final Index Price” means the average of the Index Prices for the twenty (20) consecutive trading days ending on the trading day immediately prior to the Determination Date.

“Index Group” means the NASDAQ Bank index.

“Index Price” means the closing price on such date of the Index Group.

“Starting Index Price” means the average of the Index Prices for the five (5) consecutive trading days ending on the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” means $23.28.

The party desiring to terminate this Agreement otherwise than pursuant to clause (a) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Article IX and this Section 8.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Seller shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(b)

(i)	In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of Seller or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Seller and (x) (A) thereafter this Agreement is terminated by either Parent or Seller pursuant to Section 8.1(c) without the Requisite Seller Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (y) prior to the date that is twelve (12) months after the date of such termination, Seller enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Seller shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to Three-and-One-Half Million Dollars ($3,500,000) (the “Termination Fee”).

(ii)	In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f) or by Seller pursuant to Section 8.1(g), then Seller shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event within three (3) business days thereafter).

(c) Each of Parent and Seller acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit that results in a judgment against Seller for the Termination Fee or any portion thereof, Seller shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. The amounts payable by Seller pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful material misconduct, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement as specified in such section.

ARTICLE IX. GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.6, 6.7 and 6.10, and for those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment.

Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller and/or shareholders of Parent; provided, however, that after the adoption of this Agreement by the shareholders of Seller and/or shareholders of Parent, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3 Extension; Waiver.

At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of Seller and/or shareholders of Parent, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses.

Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and Seller, (ii) with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Parent and (iii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:(a) if to Seller, to:

United Community Bancorp

92 Walnut Street

Lawrenceburg, Indiana 47025

Attention:	Elmer G. McLaughlin
Email:	EG.McLaughlin@bankucb1.com

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, N.W., Suite 900

Washington, D.C. 20005

Attention: Edward G. Olifer

Facsimile: (202) 204-5614

Email:       eolifer@kilpatricktownsend.com

And

(b) if to Parent, to:

Civista Bancshares, Inc.

100 E. Water Street

Sandusky, Ohio 44870

Attention:   Dennis G. Shaffer

Email:         dgshaffer@civistabank.com

With a copy (which shall not constitute notice) to:

Civista Bancshares, Inc.

100 E. Water Street

Sandusky, Ohio 44870

Attention:   General Counsel

Email:         jemcgookey@civistabank.com

and

Tucker Ellis LLP

950 Main Avenue, Suite 1100

Cleveland, Ohio 44113

Attention:	M. Patricia Oliver and
Glenn E. Morrical
Facsimile:	(216) 592-5009
Email:	patricia.oliver@tuckerellis.com
glenn.morrical@tuckerellis.com

9.6 Interpretation.

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Seller or words of similar import mean the actual knowledge of any of the officers of Seller listed on Section 9.6 of the Seller Disclosure Schedule, and the “knowledge” of Parent or words of similar import mean the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Ohio or Indiana are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Seller Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement but may be omitted from filing as part of any exhibit to the S-4 as permitted by SEC rules. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7 Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means as set forth in Section 9.14), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement.

This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in Cleveland, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right such party may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

9.11 Assignment; Third Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in (a) Section 6.7, which is intended to benefit each Seller Indemnified Party and his or her heir and representatives, (b) Section 6.6(c), which is intended to benefit, to the extent expressly provided therein, each employee of Seller that is a party to an employment, change in control or other severance agreement, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability.

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a .pdf format data file or other image file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a .pdf format data file or other image file, to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a .pdf format data file or other image file, as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.15 Further Assurances.

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Parent Subsidiary, on the one hand, and a Subsidiary of Seller, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UNITED COMMUNITY BANCORP

By:	/s/ Elmer G. McLaughlin

Name: Elmer G. McLaughlin
Title: President and Chief Executive Officer

UNITED COMMUNITY BANK

By:	/s/ Elmer G. McLaughlin

Name: Elmer G. McLaughlin
Title: President and Chief Executive Officer

CIVISTA BANCSHARES, INC.

By:	/s/ Dennis G. Shaffer

Name: Dennis G. Shaffer
Title: Chief Executive Officer and President

CIVISTA BANK

By:	/s/ Dennis G. Shaffer

Name: Dennis G. Shaffer
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF VOTING AGREEMENT

                     , 2018

Civista Bancshares, Inc.

100 E. Water Street

Sandusky, Ohio 44870

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (this “Voting Agreement”), Civista Bancshares, Inc., an Ohio corporation (“Parent”), Parent’s wholly-owned subsidiary, Civista Bank, a commercial bank chartered under the laws of the State of Ohio (“Parent Bank”), United Community Bancorp, an Indiana corporation (“Seller”) and United Community Bank, a savings bank chartered under the laws of the United States (“Seller Bank”) are entering into an Agreement and Plan of Merger dated the date of this Voting Agreement (the “Merger Agreement”), whereby Seller will merge into Parent (the “Merger”) and shareholders of Seller will receive cash and Parent common shares on terms stated in the Merger Agreement, subject to the closing of the Merger. All capitalized terms used as defined terms but not defined in this Voting Agreement have the meanings given in the Merger Agreement.

In order to induce Parent to execute and deliver the Merger Agreement to Seller and Seller Bank and to proceed with the consummation of the Merger, the undersigned (hereafter referred to as “Shareholder”) is executing and delivering this Voting Agreement to Parent. If more than one person executes this Voting Agreement below as Shareholder, all references to “Shareholder” shall mean all of those persons jointly and severally.

Shareholder, intending to be legally bound, agrees and represents as follows:

(a) As of the date of this Voting Agreement Shareholder has, and at all times during the term of this Voting Agreement will have, beneficial ownership of, and good and valid title to,              shares of Seller Common Stock. Shareholder also holds options or rights to acquire              shares of Seller Common Stock. Except as disclosed in writing to Parent, all of Shareholder’s shares of Seller Common Stock and options or rights to acquire Seller common stock are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances, and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of the securities). None of Shareholder’s shares of Seller Common Stock and options or rights to acquire Seller Common Stock are subject to a voting trust or other agreement or arrangement regarding voting rights of the securities. For purposes of this Voting Agreement beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934. Except for (i) Seller Common Stock or options or rights to acquire Seller Common Stock, (collectively, the “Subject Securities”), in the amounts listed in paragraph (a) above, as of the date of this Voting Agreement, Shareholder does not beneficially own any (x) shares of a Seller

EXHIBIT A-1

Common Stock, other equity securities, or voting securities of Seller, (y) securities of Seller convertible into or exchangeable for Seller Common Stock, other equity securities, or other voting securities of Seller or (z) options or other rights to acquire from Seller any Seller Common Stock, other equity securities, other voting securities, or securities convertible into or exchangeable for Seller Common Stock, other equity securities, or other voting securities of Seller. The Subject Securities enumerated in paragraph (a), together with all Subject Securities Shareholder acquires during the term of this Voting Agreement, including through exercise of options or rights, are subject to the terms of this Voting Agreement.

(b) At the Seller Meeting, at which the Merger Agreement and the Merger will be voted upon, and on every action or approval by written consent of shareholders of Seller regarding the same, Shareholder will vote or cause to be voted all shares of Seller Common Stock over which Shareholder has voting power (other than shares held in a fiduciary capacity of which Shareholder is not the beneficial owner, if any) in favor of approval and adoption of the Merger Agreement, the Merger, and other transactions under the Merger Agreement and in favor of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Merger Agreement, the Merger, and other transactions under the Merger Agreement. Notwithstanding the foregoing, nothing in this Voting Agreement requires, or shall be deemed to require, Shareholder to exercise any options or rights to acquire shares of Seller Common Stock held by Shareholder.

(c) During the term of this Voting Agreement, Shareholder will not voluntarily, directly or indirectly, offer, sell, transfer, pledge, encumber, or otherwise dispose of (collectively, “Transfer”) any of Shareholder’s Subject Securities (or interest therein), and Shareholder will use Shareholder’s best efforts to not permit the Transfer of any of Shareholder’s Subject Securities, except as may be permitted by paragraph (e).

(d) Shareholder has the legal capacity to enter into this Voting Agreement. Shareholder has duly and validly executed and delivered this Voting Agreement. This Voting Agreement is a valid and binding obligation enforceable against Shareholder in accordance with its terms, subject to the Enforceability Exceptions. No consent of Shareholder’s spouse (if any) is necessary under any community property or other law in order for Shareholder to enter into and perform Shareholder’s obligations under this Voting Agreement.

(e) Notwithstanding anything herein to the contrary, Shareholder may Transfer any or all of Shareholder’s Subject Securities to Shareholder’s spouse, children, or grandchildren; provided, however, that in any such case, prior to and as a condition to the effectiveness of the Transfer, the person to whom Shareholder may Transfer the Subject Securities must execute and deliver to Parent an agreement to be bound by the terms of this Voting Agreement and such person must have the legal capacity to enter into such agreement. A transfer not preceded by the transferee’s executed Voting Agreement delivered to Parent is not valid or effective and will not be honored.

Shareholder is signing this Voting Agreement solely in Shareholder’s capacity as a shareholder of Seller and as an option holder if Shareholder holds options or rights to acquire shares of Seller Common Stock. Shareholder is not signing this Voting Agreement in any other capacity, such as a director or officer of Seller or as a fiduciary holding any Subject Securities in

EXHIBIT A-2

trust (unless Shareholder is the beneficial owner of such Subject Securities). Shareholder makes no agreement in this Voting Agreement in any capacity other than in Shareholder’s capacity as a beneficial owner of Seller common shares and, options. Nothing in this Voting Agreement limits or affects any action or inaction by Shareholder or any of Shareholder’s representatives, as applicable, as a director or officer of Seller or affects the rights of any director of Seller to exercise the director’s fiduciary duties, in connection with a Superior Proposal, pursuant to Sections 6.11 and 8.1(g) of the Merger Agreement.

This Voting Agreement terminates and is of no further force and effect on the earliest to occur of (a) the favorable vote of Seller shareholders for approval and adoption of the Merger Agreement and the Merger, (b) the Effective Time, (c) Parent and Shareholder entering into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that termination is without prejudice to Parent’s rights if termination is a result of Shareholder’s breach of any covenant or representation in this Voting Agreement.

All notices and other communications under this Voting Agreement must be in writing and will be deemed given if delivered personally, sent by facsimile, mailed by registered or certified mail return receipt requested, or delivered by an express courier, to the other party at the addresses contained on the signature page.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Voting Agreement.

Shareholder agrees and acknowledges that Parent may be irreparably harmed by, and that there is no adequate remedy at law for, a violation of this Voting Agreement by Shareholder. Without limiting other remedies, Parent is entitled to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto are governed by and will be construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the State of Ohio principles of conflicts of law. Shareholder hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio in any action or proceeding arising out of or relating to this Voting Agreement.

If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Voting Agreement remain in full force and effect and are not affected, impaired, or invalidated so long as the effect on the economic or legal substance is not materially adverse to a party. If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the parties will negotiate in good faith to modify this Voting Agreement to effect the original intent of the parties as closely as possible.

This Voting Agreement may be executed and delivered (including by electronic delivery and by facsimile and e-mail transmission of a scanned signature, .pdf or image file) in one or

EXHIBIT A-3

more counterparts, and by the different parties hereto in separate counterparts, each of which when executed is deemed to be an original but all of which taken together constitute a single instrument.

[Remainder of page intentionally left blank; signature page follows.]

EXHIBIT A-4

Very truly yours,	[Include signatures for all entities and trusts for which the same individual may sign.]

[Shareholder]

[By:
Its:	]

Address:

Acknowledged and Agreed: Civista Bancshares, Inc.

By:
Chief Executive Officer and President

Address:

EXHIBIT A-5

EXHIBIT B

FORM OF VOTING AGREEMENT

                         , 2018

United Community Bancorp, Inc.

[ADDRESS]

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (this “Voting Agreement”), Civista Bancshares, Inc., an Ohio corporation (“Parent”), Parent’s wholly-owned subsidiary, Civista Bank, a commercial bank chartered under the laws of the State of Ohio (“Parent Bank”), United Community Bancorp, an Indiana corporation (“Seller”) and United Community Bank, a savings bank chartered under the laws of the United States (“Seller Bank”) are entering into an Agreement and Plan of Merger dated the date of this Voting Agreement (the “Merger Agreement”), whereby Seller will merge into Parent (the “Merger”) and shareholders of Seller will receive cash and Parent common shares on terms stated in the Merger Agreement, subject to the closing of the Merger. All capitalized terms used as defined terms but not defined in this Voting Agreement have the meanings given in the Merger Agreement.

In order to induce Seller to execute and deliver the Merger Agreement to Parent and to proceed with the consummation of the Merger, the undersigned (hereafter referred to as “Shareholder”) is executing and delivering this Voting Agreement to Parent. If more than one person executes this Voting Agreement below as Shareholder, all references to “Shareholder” shall mean all of those persons jointly and severally.

Shareholder, intending to be legally bound, agrees and represents as follows:

(a) As of the date of this Voting Agreement Shareholder has, and at all times during the term of this Voting Agreement will have, beneficial ownership of, and good and valid title to,                 shares of Parent Common Stock. Shareholder also holds options or rights to acquire                 shares of Parent Common Stock. Except as disclosed in writing to Seller, all of Shareholder’s shares of Parent Common Stock and options or rights to acquire Parent common stock are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances, and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of the securities). None of Shareholder’s shares of Parent Common Stock and options or rights to acquire Parent Common Stock are subject to a voting trust or other agreement or arrangement regarding voting rights of the securities. For purposes of this Voting Agreement beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934. Except for (i) Parent Common Stock or options or rights to acquire Parent Common Stock, (collectively, the “Subject Securities”), in the amounts listed in

EXHIBIT B-1

paragraph (a) above, as of the date of this Voting Agreement, Shareholder does not beneficially own any (x) shares of a Parent Common Stock, other equity securities, or voting securities of Parent, (y) securities of Parent convertible into or exchangeable for Parent Common Stock, other equity securities, or other voting securities of Seller or (z) options or other rights to acquire from Parent any Parent Common Stock, other equity securities, other voting securities, or securities convertible into or exchangeable for Parent Common Stock, other equity securities, or other voting securities of Parent. The Subject Securities enumerated in paragraph (a), together with all Subject Securities Shareholder acquires during the term of this Voting Agreement, including through exercise of options or rights, are subject to the terms of this Voting Agreement.

(b) At the Parent Meeting, at which the Merger Agreement and the Merger will be voted upon, and on every action or approval by written consent of shareholders of Parent regarding the same, Shareholder will vote or cause to be voted all shares of Parent Common Stock over which Shareholder has voting power (other than shares held in a fiduciary capacity of which Shareholder is not the beneficial owner, if any) in favor of approval and adoption of the Merger Agreement, the Merger, and other transactions under the Merger Agreement and in favor of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Merger Agreement, the Merger, and other transactions under the Merger Agreement. Notwithstanding the foregoing, nothing in this Voting Agreement requires, or shall be deemed to require, Shareholder to exercise any options or rights to acquire shares of Parent Common Stock held by Shareholder.

(c) During the term of this Voting Agreement, Shareholder will not voluntarily, directly or indirectly, offer, sell, transfer, pledge, encumber, or otherwise dispose of (collectively, “Transfer”) any of Shareholder’s Subject Securities (or interest therein), and Shareholder will use Shareholder’s best efforts to not permit the Transfer of any of Shareholder’s Subject Securities, except as may be permitted by paragraph (e).

(d) Shareholder has the legal capacity to enter into this Voting Agreement. Shareholder has duly and validly executed and delivered this Voting Agreement. This Voting Agreement is a valid and binding obligation enforceable against Shareholder in accordance with its terms, subject to the Enforceability Exceptions. No consent of Shareholder’s spouse (if any) is necessary under any community property or other law in order for Shareholder to enter into and perform Shareholder’s obligations under this Voting Agreement.

(e) Notwithstanding anything herein to the contrary, Shareholder may Transfer any or all of Shareholder’s Subject Securities to Shareholder’s spouse, children, or grandchildren; provided, however, that in any such case, prior to and as a condition to the effectiveness of the Transfer, the person to whom Shareholder may Transfer the Subject Securities must execute and deliver to Seller an agreement to be bound by the terms of this Voting Agreement and such person must have the legal capacity to enter into such agreement. A transfer not preceded by the transferee’s executed Voting Agreement delivered to Seller is not valid or effective and will not be honored.

Shareholder is signing this Voting Agreement solely in Shareholder’s capacity as a shareholder of Parent and as an option holder if Shareholder holds options or rights to acquire

EXHIBIT B-2

shares of Parent Common Stock. Shareholder is not signing this Voting Agreement in any other capacity, such as a director of Parent or as a fiduciary holding any Subject Securities in trust (unless Shareholder is the beneficial owner of such Subject Securities). Shareholder makes no agreement in this Voting Agreement in any capacity other than in Shareholder’s capacity as a beneficial owner of Parent common shares and, options. Nothing in this Voting Agreement limits or affects any action or inaction by Shareholder or any of Shareholder’s representatives, as applicable, as a director of Parent or affects the rights of any director of Parent to exercise the director’s fiduciary duties.

This Voting Agreement terminates and is of no further force and effect on the earliest to occur of (a) the favorable vote of Parent shareholders for approval and adoption of the Merger Agreement and the Merger, (b) the Effective Time, (c) Seller and Shareholder entering into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that termination is without prejudice to Seller’s rights if termination is a result of Shareholder’s breach of any covenant or representation in this Voting Agreement.

All notices and other communications under this Voting Agreement must be in writing and will be deemed given if delivered personally, sent by facsimile, mailed by registered or certified mail return receipt requested, or delivered by an express courier, to the other party at the addresses contained on the signature page.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Voting Agreement.

Shareholder agrees and acknowledges that Seller may be irreparably harmed by, and that there is no adequate remedy at law for, a violation of this Voting Agreement by Shareholder. Without limiting other remedies, Seller is entitled to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto are governed by and will be construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the State of Ohio principles of conflicts of law. Shareholder hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio in any action or proceeding arising out of or relating to this Voting Agreement.

If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Voting Agreement remain in full force and effect and are not affected, impaired, or invalidated so long as the effect on the economic or legal substance is not materially adverse to a party. If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the parties will negotiate in good faith to modify this Voting Agreement to effect the original intent of the parties as closely as possible.

EXHIBIT B-3

This Voting Agreement may be executed and delivered (including by electronic delivery and by facsimile and e-mail transmission of a scanned signature, .pdf or image file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed is deemed to be an original but all of which taken together constitute a single instrument.

[Remainder of page intentionally left blank; signature page follows.]

EXHIBIT B-4

Very truly yours,	[Include signatures for all entities and trusts for which the same individual may sign.]
[Shareholder]

[By:
Its:	]

Address:

Acknowledged and Agreed: United Community Bancorp

By:
Elmer G. McLaughlin
Chief Executive Officer and President

Address:

EXHIBIT B-5

EXHIBIT C

FORM OF BANK MERGER AGREEMENT

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement”) is entered into as of the            day of                    , 2018, by and between Civista Bank (“Acquiror Bank”), a bank organized under Chapter 1113 of the Ohio Revised Code, and United Community Bank, (“Acquired Bank”), a savings bank organized under Chapter 12 of the United States Code.

R E C I T A L S:

WHEREAS, Acquiror Bank is a wholly owned subsidiary of Civista Bancshares, Inc. (“Parent”), an Ohio corporation, and Acquired Bank is a wholly owned subsidiary of United Community Bancorp (“Seller”), an Indiana corporation;

WHEREAS, Parent, Acquiror Bank, Seller, and Acquired Bank, have entered into an Agreement and Plan of Merger dated                     , 2018 (the “Merger Agreement”), which provides for the merger of Seller with and into Parent and the subsequent merger of Acquired Bank with and into Acquiror Bank; and

WHEREAS, the boards of directors of each of the parties hereto have approved this Agreement; and

WHEREAS, Parent, in its capacity as sole shareholder of Acquiror Bank, has approved this Agreement, and Seller, in its capacity as sole shareholder of Acquired Bank, has approved this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and mutual agreements contained herein, the parties hereto have agreed as follows:

ARTICLE I

THE MERGER

Section 1.1. At the Effective Time (as defined in Article IV below), Acquired Bank shall merge with and into Acquiror Bank (the “Merger”) pursuant to Ohio Rev. Code §§ 1115.11 and 1701.78, 12 C.F.R. § 5.33(f)(7) and the applicable regulations of the Division of Financial Institutions of the Ohio Department of Commerce (the “Division”), the Office of the Comptroller of the Currency (“OCC”), and the Federal Deposit Insurance Corporation (“FDIC”). Upon consummation of the Merger, the separate corporate existence of Acquired Bank shall cease and Acquiror Bank shall continue as the surviving institution (the “Surviving Institution”).

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ARTICLE II

NAME AND LOCATION OF SURVIVING INSTITUTION

Section 2.1. The name of the Surviving Institution shall be Civista Bank.

Section 2.2. The principal office of the Surviving Institution shall be located in Sandusky, Erie County, Ohio.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.1. The common shares of Acquiror Bank issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall constitute the only outstanding shares of the Surviving Institution at and after the Effective Time.

Section 3.2. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror Bank or Acquired Bank, all of the shares of capital stock of Acquired Bank that are issued and outstanding immediately prior thereto shall thereupon be canceled and extinguished.

ARTICLE IV

EFFECTIVE TIME

Section 4.1. The Merger shall become effective immediately following and contingent upon the occurrence of the closing of the transactions contemplated by the Merger Agreement and at the date and time specified in the certificate of merger filed with the Ohio Secretary of State and the OCC with respect to the Merger (the “Effective Time”); provided, however, that such filing shall not occur and the Merger shall not be effective until all of the following events have taken place: (a) Seller shall have been merged with and into Parent; (b) the Merger shall have been approved by the Division, the OCC and the FDIC; and (c) all applicable regulatory waiting periods shall have expired.

ARTICLE V

ARTICLES OF INCORPORATION AND REGULATIONS

OF SURVIVING INSTITUTION

Section 5.1. The articles of incorporation and regulations of Acquiror Bank as in effect at the Effective Time shall be the articles of incorporation and regulations of the Surviving Institution at and after the Effective Time.

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ARTICLE VI

EXECUTIVE OFFICERS AND DIRECTORS

OF SURVIVING INSTITUTION

Section 6.1. The executive officers and directors of Acquiror Bank immediately before the Effective Time shall serve in the same capacities as executive officers and directors of the Surviving Institution at and after the Effective Time.

Section 6.2 At or promptly following the Effective Time, the Surviving Institution shall increase by three the number of members of its Board of Directors and shall elect                    ,                     , and                    as members of the Surviving Institution Board of Directors.

ARTICLE VII

EFFECTS OF MERGER

Section 7.1. At the Effective Time, Acquired Bank shall merge with and into Acquiror Bank with Acquiror Bank as the Surviving Institution. The business of the Surviving Institution shall be that of an Ohio commercial bank, as provided for in its articles of incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Acquired Bank shall be automatically transferred to and vested in the Surviving Institution (to the extent they may be held and exercised by an Ohio commercial bank) by virtue of the Merger without any deed or other document of transfer.

Section 7.2. At the Effective Time, the Surviving Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the same extent as such rights, interests and powers were held or enjoyed by Acquiror Bank and Acquired Bank, respectively (to the extent they may be held and exercised by an Ohio commercial bank).

Section 7.3. At the Effective Time, the Surviving Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Acquiror Bank and Acquired Bank, immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of Acquiror and Acquired Bank, respectively, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either Acquiror Bank or Acquired Bank.

Section 7.4. At the Effective Time, deposit accounts of both Acquired Bank and Acquiror Bank shall be deemed issued in the name of the Surviving Institution in accordance with applicable regulations. All rights of creditors and other obligees and all liens on property of either Acquired Bank or Acquiror Bank shall be preserved, shall be assumed by the Surviving Institution and shall not be released or impaired.

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ARTICLE VIII

OTHER TERMS

Section 8.1. All terms used in this Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

Section 8.2. Subject to applicable law, at any time prior to the consummation of the Merger this Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto. This Agreement is subject to Sections 6.13 and 9.2 of the Merger Agreement.

Section 8.3. This Agreement shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a termination of the Merger Agreement pursuant to the terms thereof.

Section 8.4. This Agreement may be executed in any number of counterparts and by facsimile and electronic transmission, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ATTEST:	Civista Bank

By:
Name:	Name:
Title:	Title:

ATTEST:	United Community Bank

By:
Name:	Name:	Elmer G. McLaughlin
Title:	Title:	President and Chief Executive Officer

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